Exhibit 10.9

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR THE REDACTED PORTIONS OF THIS EXHIBIT.  THE REDACTIONS ARE INDICATED WITH “*[Redacted]*”.  A COMPLETE VERSION OF THIS AGREEMENT AND EXHIBIT HAS BEEN FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION.

Dated as of December 9, 2011

(1)                                 CATERPILLAR FINANCIAL SERVICES LIMITED (as Lessor)

(2)                                 THOMPSON CREEK METALS COMPANY INC. (as Lessee)

(3)                                 TERRANE METALS CORP. (as a Sub-lessee)

AMENDED AND RESTATED

MASTER FUNDING AND LEASE AGREEMENT

THIS AMENDED AND RESTATED MASTER FUNDING AND LEASE AGREEMENT is dated as of December 9, 2011 and made among:

(1)                                 CATERPILLAR FINANCIAL SERVICES LIMITED (the “Lessor”) which expression shall include its successors and assigns, a company incorporated under the laws of Canada and whose registered office is at 700 Dorval Drive, Suite 705, Oakville, Ontario L6K 3V3; and

(2)                                 THOMPSON CREEK METALS COMPANY INC. (the “Lessee”) a company incorporated under the laws of British Columbia and whose registered office is at 1900-355 Burrard Street, Vancouver, British Columbia, with an office at 26 West Dry Creek Circle, Suite 810, Littleton, Colorado 80120, U.S.A.; and

(3)                                 TERRANE METALS CORP. (“Terrane”), a corporation amalgamated under the laws of British Columbia V6C 2G8, with an office at 26 West Dry Creek Circle, Suite 810, Littleton, Colorado 80120, U.S.A.

WHEREAS the Lessor, the Lessee and Terrane entered into a master funding and lease agreement dated as of March 30, 2011 (“Original Closing Date”) for the lease of Equipment for use at the Location (“Original Agreement”); and

WHEREAS the Lessor, the Lessee and Terrane wish to amend, restate and supersede the Original Agreement on the terms and subject to the conditions set forth herein.  From and after the date hereof, the terms of this Agreement shall govern the equipment lease arrangements among the Lessor, the Lessee and Terrane.

NOW, IT IS AGREED THAT:

1.                                      DEFINITIONS AND INTERPRETATION

1.1                               Definitions

In this Master Agreement the following terms shall have the meanings given below:

“Abatements” shall mean any withholding, reduction, set-off, compensation, defence, counterclaim or recoupment, no matter how designated or the reason therefor.

“Acceptance Certificate” means, in relation to any Equipment, the certificate, in the form attached to the Lease Contract as Schedule 2 relating to such Equipment (or otherwise in such form as the Lessor may specify) given or to be given by the Lessee to the Lessor following acceptance of the Equipment by the Lessee; an Acceptance Certificate issued by the Lessee shall conclusively signify acceptance by the Sub-lessee of the Equipment referred to therein.

“ACH” means Automated Clearing House or any equivalent electronic pre-authorized payment network agreed by the Lessor and the Lessee as a banking network to be used for electronic bill payment of Lease Payments, the additional charge set forth at Section 10.4 hereof and Taxes hereunder.

“Acquisition Cost” means the total purchase price paid or to be paid to the Seller for the relevant Equipment and tires and fire suppression systems with respect to such Equipment delivered to the Lessee at the Location or otherwise, including Taxes thereon, if applicable.

“Act” means the Canada Business Corporations Act (Canada).

“Affiliate” has the meaning ascribed to it in the Act.

“Arranger” means Caterpillar Financial Services Corporation, USA (“CFSC”) in cooperation with Caterpillar Financial SARL.

“Associate” has the meaning ascribed to it in the Act.

“Available Facilities” means the Tranche A Facility in the Tranche A Facility Amount, the Tranche B Facility in the Tranche B Facility Amount and the Tranche C Facility Amount in the Tranche C Facility Amount, less all amounts utilised by the Lessee under this Master Agreement by way of Acquisition Costs under the applicable Facility.

“Bridging LC” means, collectively, either (i) clean irrevocable standby letters of credit issued to the Lessor by a bank acceptable to the Lessor, acting reasonably, in an amount equal to five percent (5%) of the Tranche A Facility Amount of USDTwenty Million (USD20,000,000), five percent (5%) of the Tranche B Facility Amount of USDFifty Million (USD50,000,000) and five percent (5%) of the Tranche C Facility Amount of USDSixty-Two Million (USD62,000,000); or (ii) performance or payment bonds in form and terms acceptable to the Lessor in its sole discretion, in all cases commencing with the first Utilisation Notice relating to the relevant Tranche, to be held and drawn on by the Lessor as beneficiary to satisfy the indebtedness and liability of the Lessee in an Event of Default and to be released in full by the Lessor to the Lessee upon the earlier of (a) the Project Completion Date in the absence of an Event of Default hereunder and (b) the payment in full to the Lessor of all indebtedness and liability of the Lessee hereunder.

“Bucyrus” means Bucyrus Canada Limited, a company incorporated under the laws of Ontario, having a place of business in Vancouver, British Columbia, the British Columbia distributor of Bucyrus equipment.

“Business Day” means any day other than a Saturday or Sunday on which banks generally are open for business in London, England for purposes of determination of LIBOR only, New York, New York, Toronto, Ontario and Vancouver, British Columbia.

“Cash Deposit” means in the case of Finning Equipment and Bucyrus Equipment, *[redacted]* to be held by the Lessor as cash collateral until payment in full of the Price of the Equipment to which it relates in lieu of a Deposit LC, provided that intercreditor arrangements reasonably satisfactory to Lessor are made ensuring Lessor’s first ranking security interest therein.

“COCP” means each component operating cost program agreement entered or to be entered into in relation to any of the Equipment between the Lessee or Sub-lessee, on the one hand, and Seller or other qualified third party reasonably acceptable to Lessor and responsible for the ongoing repair and replacement of material Equipment components, on the other, each with a term of at least three (3) years following the delivery of the related Equipment and in form and substance satisfactory to the Lessor acting reasonably, provided that to March 31, 2012 only but not thereafter, a preventative maintenance program acceptable to the Lessor but not constituting a COCP may be accepted by Lessor.

“Compensating Amount” means an amount determined by the Lessor to be the net cost, if any, incurred by the Lessor as a direct result of the prepayment of all or a portion of a Lease in which the additional payment set forth at Section 10.4 accrues interest based on LIBOR on a date other than the expiration of the applicable LIBOR period including, without limitation, the loss or expense sustained or incurred by the Lessor relating to such payment based on the rate at which the Lessor can lend the amount prepaid into the wholesale market for the balance of the applicable LIBOR period. A certificate of the Lessor setting forth the Compensating Amount in reasonable detail shall, absent manifest error, be conclusive evidence of the Compensating Amount.

“Consolidated Interest Coverage Ratio” has the meaning ascribed to it in the Senior Credit Agreement, all defined terms used in that definition having the meanings ascribed thereto in the Senior Credit Agreement as well, references to the Borrower therein being to the Lessee.

“Consolidated Leverage Ratio” has the meaning ascribed to it in the Senior Credit Agreement, all defined terms used in that definition having the meanings ascribed thereto in the Senior Credit Agreement as well.

“Consolidated Liquidity” has the meaning ascribed to it in the Senior Credit Agreement, all defined terms used in that definition having the meanings ascribed thereto in the Senior Credit Agreement as well.

“Dangerous Materials” means any element or substance, whether consisting of gas, liquid, solid or vapour, now or hereafter prohibited, controlled or regulated, under any Environmental Law.

“Default” means an Event of Default or an event or circumstances specified in Section 18.1 which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Lease Documents or any combination of the foregoing) be an Event of Default.

“Default Rate” means the rate that is 2.00% per annum greater than the interest rate that would otherwise be applicable under Section 10.4 of this Master Agreement.

“Defective Equipment” means any Equipment that is unsafe or suffers from any design or manufacturing defect which could reasonably be expected to make it unsafe or not of satisfactory quality, fit for its purpose or in accordance with its description.

“Deposit LC” means a clean irrevocable standby letter of credit issued to the Lessor by a bank acceptable to the Lessor, acting reasonably, in an amount equal to the Cash Deposit, and in lieu thereof, the Deposit LC to remain in place until payment in full of the Price of the Equipment to which it relates but to be replaced, at Lessee’s option provided that intercreditor arrangements reasonably satisfactory to Lessor are made ensuring Lessor’s first ranking security interest therein, at any time and from time to time by a Cash Deposit.

“Due Date” means the first (1st) day following the first three (3) month calendar quarter after the Start Date and thereafter quarterly on the quarterly anniversary date during the Lease Period provided that if any Due Date does not fall on a Business Day, the Lease Payment may be made on the first (1st) Business Day thereafter without penalty.

“EDGAR” means the electronic data - gathering, analysis and retrieval system for persons required by law to file with the United States Securities and Exchange Commission.

“Effective Date” means the date upon which all of the conditions precedent set forth in Section 8.1 have been satisfied by the Lessor or waived.

“Encumbrance” means any mortgage, charge, assignment by way of security, pledge, hypothecation, lien, right of set off, retention of title provision, trust or flawed asset arrangement (for the purpose of, or which has the effect of, granting security) or any other security interest of any kind whatsoever, or any agreement, whether conditional or otherwise, to create any of the same, or any agreement (other than a Lease Document) to sell or otherwise dispose of any asset on terms whereby such asset is or may be leased to or re-acquired or acquired by the person selling or disposing of it.

“Endako Completion Date” means the last day of the quarter preceding the achievement by the Lessee of an average of eighty percent (80%) of production designed capacity of the Endako Project over a seventy-five (75) day period, that is, the production of an average of forty thousand six hundred (40,600) tons of molybdenum ore over a consecutive seventy-five (75) day period.

“Endako Mine” means Lessee’s molybdenum mine located in British Columbia.

“Endako Project” means Lessee’s mill expansion project at the Endako Mine.

“Environment” means all or any of the following media: air (including air within buildings or other structures and whether above or below ground); land (including buildings and any other structures or erections in, on or under it and any soil and anything below the surface of land); land covered with water; and water (including sea, ground and surface water).

“Environmental Law” means any applicable law, treaty, convention, directive or regulation, whether or not having the force of law, but if not, compliance with which is generalized and reasonably standard in the mining industry, whether of a criminal, civil or other nature, concerning:

(a)                                 pollution or contamination of the Environment at the Project;

(b)                                 harm, whether actual or potential, to mankind and human senses, living organisms and ecological systems at the Project; or

(c)                                  the emission, leak, release or discharge into the Environment at the Project of noise, vibration, dust, fumes, gas, odours, smoke, steam, effluvia, heat, light, radiation (of any kind), infection, electricity or any Dangerous Material and any matter or thing capable of constituting a nuisance or an actionable tort of any kind in respect of such matters.

“Equipment” means the particular goods, including tires and fire suppression systems, specified or to be specified in a Lease Contract or any of them, together with all parts and accessories therefore and replacements thereof and all additions, which shall be purchased from the Lessee and which shall become the property of the Lessor, and accessories thereto.

“Event of Default” means any of the events or circumstances specified in Section 18.1.

“Facilities” means the Tranche A Facility in the Tranche A Facility Amount, the Tranche B Facility in the Tranche B Facility Amount and the Tranche C Facility in the Tranche C Facility Amount provided by the Lessor to the Lessee upon the terms and subject to the conditions of this Master Agreement.

“Facility Amounts” means the aggregate of the Tranche A Facility Amount, the Tranche B Facility Amount and the Tranche C Facility Amount.

“Finning” means Finning (Canada), a division of Finning International Inc., a company incorporated under the laws of Canada and having its division head office in Edmonton, Alberta, the dealer of Caterpillar equipment in Alberta, British Columbia, the Northwest Territories, Yukon Territory and a portion of Nunavut.

“Fully Funded Business Plan”, in relation to the Project, means a Lessee business plan demonstrating that the Senior Credit Agreement is effective and that the Lessee has received the Initial Deposit, under and as defined in the Royal Gold Purchase Agreement.

“Funding Date” means the date on which the Lessor, as requested by Lessee, pays the Seller or Lessee, which shall be a Business Day at least five (5) Business Days after the date of the Utilisation Notice.

“GAAP” means generally accepted accounting principles in the United States of America consistently applied.

“Indemnified Persons” has the meaning given to it in Section 19.1.

“Increased Costs” has the meaning given to it in Section 14.9(b).

“Independent Engineer” means the independent engineer retained by the Lessee and the purchaser under the Royal Gold Purchase Agreement through the Project Completion Date, provided that if no such engineer is retained by Lessee or Lessor is not provided reasonable access thereto or is not entitled by such engineer to rely upon the reports thereof, then Lessor shall be entitled to engage a technical consultant, approved by the Lessee and at Lessee’s expense, not to exceed USD50,000 annually, to review the ongoing operating and construction reports until the Project Completion Date.

“Insurance Certificate” means each certificate of insurance evidencing the insurance covering the Equipment entered or to be entered into by the Lessee on and in accordance with the terms set forth in Section 16.

“Lease” has the meaning given in Section 8.5.

“Lease Contract” means a contract for the lease of the Equipment specified therein, in the form of Schedule 1 (or in such other form as the parties may agree), entered or to be entered into, between the Lessor and the Lessee pursuant to the terms of this Master Agreement and in connection with a Utilisation Notice.

“Lease Documents” means this Master Agreement and any joinder thereto by a Sub-lessee, each Lease Contract, the Sub-lease and the assignment thereof to the Lessor, each Insurance Certificate, each of the COCPs and any other document which the Lessor and the Lessee agree is a Lease Document.

“Lease Payments” means the principal lease payments under a Lease Contract in the amounts and at the times set forth in the corresponding Lease Contract. For the avoidance of doubt, any determination of Price shall consist of, without duplication, the Lease Payments, the Upfront Payment, if applicable, the additional charge set forth in Section 10.4 and all applicable Taxes.

“Lease Period” means, in relation to any Equipment, the period specified in the relevant Lease Contract.

“Lessor’s Collection Account” means the account opened by the Lessor for the purpose of collection of all Lease Payments, the additional charge set forth in Section 10.4 hereof and Taxes, details of which the Lessor shall furnish to the Lessee in writing hereafter.

“Lessor’s Fixed Rate” means the fixed rate of interest offered by the Lessor and accepted by the Lessee pursuant to Section 10.4 hereof for the Lease Period.

“Lessor’s Group” means the Lessor, its holding company and any subsidiaries of the Lessor or such holding company.

“Lessor’s Share” in relation to the Acquisition Cost of Equipment means the Acquisition Cost thereof less the amount, if applicable, of the related (i) Upfront Payment; or (ii) Cash Deposit or Deposit LC.

“LIBOR” in relation to any amount on a particular day, means the rate per annum (rounded upwards, if necessary, to the fourth decimal place) of the offered quotation for US Dollar deposits in an amount equal or most closely corresponding to such amount for the applicable period which appears on the Reuters Screen LIBOR 01 Page (or its successor or replacement page) as at 11.00 a.m. (London time) two (2)

Business Days prior to the Funding Date or if such rate does not appear on the Reuters Screen LIBOR 01 Page (or its successor or replacement page), LIBOR in relation to such amount on such day, means the rate per annum at which the Lessor is offering US Dollar deposits for the applicable period, in an amount equal or most closely corresponding to such amount, by leading banks in the London Interbank Market; the applicable period in any particular instance in this Master Agreement shall be the period in connection with which the expression “LIBOR” is used in that instance provided that where no such offers were made for periods equal in length to the period in question, the rate at which such offers were made for periods which most closely coincide with the period in question shall be taken instead.

“Location” means, in relation to the Equipment, Mount Milligan, British Columbia, approximately 90 miles northwest of Prince George, British Columbia, or as otherwise agreed in writing by the Lessor.

“Losses” has the meaning given to it in Section 19.1.

“Lost Equipment” has the meaning given to it in Section 16.11.

“Master Agreement” means this Amended and Restated Master Funding and Lease Agreement and, unless the context otherwise requires, each and every Lease and the words herein, hereunder and similar words and expressions shall be construed accordingly.

“Material Adverse Effect” means a change in condition or circumstances which is materially adverse to the assets, business or financial condition of the Lessee on a consolidated basis such that the Lessee could reasonably be expected to be unable to meet its payment obligations under a Lease; provided that any change or effect resulting from or arising out of ordinary course fluctuations in the prices of molybdenum, gold or copper, in and of itself, shall not be deemed to constitute a Material Adverse Effect.

“Net Proceeds” means the gross proceeds of sale of any Equipment excluding any Taxes and less all costs and expenses incurred by the Lessor in repossessing, transporting, storing, insuring, maintaining and repairing such Equipment.

“PPSA” means the Personal Property Security Act (British Columbia).

“Price” means (a) the aggregate Lease Payments set forth in each Lease Contract that the Lessee must pay the Lessor for the Lease of the Equipment for the applicable Lease Period, plus (b) the additional charge set forth at Section 10.4 hereof, plus (c) the Upfront Payment, if applicable, plus (d) all applicable Taxes.

“Project” means the Mount Milligan greenfield copper and gold mining project being developed by the Lessee at or around the Location.

“Project Completion Date” means the date of the achievement by the Lessee of an average of eighty percent (80%) of production design capacity of the Project over a seventy-five (75) day period (i.e., (.80(60,000 tonnes/day)) x 75 = 3,600,000 tonnes).

“Replaceable Equipment” has the meaning given to it in Section 16.15.

“Royal Gold Purchase Agreement” means that certain Purchase and Sale Agreement dated as of October 20, 2010 among the Lessee, Terrane, RGL Royalty AG and Royal Gold, Inc.

“Sale Contract” means a contract for the sale of goods resulting from the Lessee serving a Utilisation Notice on the Lessor in accordance with Section 5.

“SEDAR” means the system for electronic document analysis and retrieval, the mandatory document filing and retrieval system for Canadian public companies.

“Seller” means Finning with respect to Caterpillar mobile equipment, Bucyrus with respect to Bucyrus mobile equipment and any vendor of tires or fire suppression systems with respect to such mobile equipment, or any of them.

“Senior Credit Agreement” means that certain Credit Agreement dated as of December 10, 2010 between the Lessee as borrower, the several banks and other financial institutions or entities from time to time parties thereto as lenders, JPMorgan Securities LLC and RBC Capital Markets as joint lead arrangers, and JPMorgan Chase Bank, N.A. as administrative agent.

“Settlement Date” shall have the meaning given to it in Section 16.11.

“Start Date” means, in relation to any Equipment, the start date specified as such in the Lease Contract relating to such Equipment.

“Sub-lease” means a lease by the Lessee to any Sub-lessee in or substantially in the form attached to the Lease Contract as Schedule 5.

“Sub-lessee” means (a) Terrane, and (b) any other directly or indirectly wholly-owned subsidiary organized under the laws of Canada, Switzerland or the United States of America or any other jurisdiction approved by the Lessor, which has fulfilled conditions set forth at Section 8.3, that subleases any Equipment from Lessee and enters into a joinder to this Master Agreement and for whom Lessee has paid an assignment fee of USD500 per Sub-lease to the Lessor.

“Supplier’s Invoice” means an invoice provided by the Seller to the Lessor or, as the case may be, Lessee in respect of the Acquisition Cost of the Equipment, including Taxes.

“Supply Contract” means each contract with respect to the purchase of any of the Equipment made or to be made by either (i) the Lessee with the Seller; or (ii) the Lessor with the Seller in accordance with the terms of this Master Agreement.

“Taxes” includes all present and future taxes, charges, imposts, duties, levies, deductions, withholdings or fees of any kind whatsoever or any amount payable on account of or as security for any of the foregoing payable at the instance of or imposed by any governmental, fiscal or taxing authority whatsoever, together with any penalties, additions, fines, or interest relating thereto, and Tax and Taxation shall be construed accordingly.

“Total Loss” means an actual or constructive or arranged total loss as a result of the Equipment (or any of it) being lost, destroyed, stolen, confiscated (and in the case of loss, theft, or confiscation, if not found or recovered within twenty (20) Business Days) damaged beyond economic repair or otherwise rendered unfit for its purpose or unable to be used properly and safely in compliance with applicable laws and the date of such Total Loss shall be the date of the loss, destruction, theft, confiscation or damage beyond economic repair or it being rendered unfit for its purpose or unable to be used properly and safely in compliance with applicable laws or, if later, the date it is declared by insurers or otherwise adjudged by such insurers to be a total loss.

“Tranche” means any one of the Tranche A Facility, Tranche B Facility or Tranche C Facility, as applicable.

“Tranche A Facility” means the lease facility in the Tranche A Facility Amount.

“Tranche A Facility Amount” means USD20,000,000.

“Tranche A Maturity Date” means the date falling five (5) years after the expiry of the Utilisation Period for the Tranche A Facility.

“Tranche B Facility” means the lease facility in the Tranche B Facility Amount.

“Tranche B Facility Amount” means USD50,000,000.

“Tranche B Maturity Date” means the date falling five (5) years after the expiry of the Utilisation Period for the Tranche B Facility.

“Tranche C Facility” means the lease facility in the Tranche C Facility Amount.

“Tranche C Facility Amount” means USD62,000,000.

“Tranche C Maturity Date” means the date falling five (5) years after the expiry of the Utilisation Period for the Tranche C Facility.

“Upfront Payment” means in the case of Finning Equipment and Bucyrus Equipment, ten percent (10%) of the Acquisition Cost thereof which payment shall be applied by the Lessor with the Lessor’s Share to payment of the Acquisition Cost of the Equipment to which it relates.

“USD and US Dollars” means the lawful currency of the United States of America.

“Utilisation Date” means the date specified in a Utilisation Notice for a utilisation of a Facility.

“Utilisation Notice” means a request by the Lessee to pay either (i) the Lessor’s Share to the Lessee together with any Upfront Payment received from the Lessee for Equipment previously acquired directly by the Lessee from the Seller, setting forth the amount of any Deposit LC or Cash Deposit, if applicable, and the Acquisition Cost of such Equipment in accordance with this Master Agreement; or (ii) the Acquisition Cost to be paid to the Seller with the proceeds of the Upfront Payment and the Lessor’s Share.

“Utilisation Period” means the period starting on the Effective Date and ending on the earlier of (a) the date on which the applicable Facility Amount is fully utilised or (b) the date falling thirty-three (33) months after the Effective Date, provided that Lessor shall use commercially reasonable efforts to extend the Utilisation Period if Lessee is not in Default hereunder and such extension is required for the delivery of delayed Equipment.

“Warranties” means any representations, warranties, guarantees, covenants, indemnities, customer support agreements, product support, contracts to stock spare parts or other agreements of any nature whatsoever, verbal or written, express or implied, legal, statutory, conventional, collateral or otherwise, from or with any manufacturer or seller in respect of, or that shall in any manner apply to, the Equipment or any part thereof, in each case to which the Lessor is entitled pursuant to a Sale Contract or otherwise.

1.2                               Interpretation

In this Master Agreement, unless the context otherwise requires:

(a)                                 Section headings are for ease of reference only and shall not affect the construction of this Master Agreement.  Any reference to a “Section” or “Schedule” is a reference to such clause of, or schedule to, this Master Agreement;

(b)                                 words importing the plural shall include the singular and vice versa; or

(c)                                  references to any statute, statutory provision, by-law, regulation, rule or guidance include (a) any statute, statutory provision, by-law, regulation, rule or guidance which amends, extends, consolidates or replaces the same and (b) any regulations or other subordinate legislation under that statute;

(d)                                 references to this Master Agreement or any other document or agreement (including the Royal Gold Purchase Agreement and the Senior Credit Agreement) shall be construed as references to this Master Agreement or that document as amended, restated, varied, supplemented, novated or substituted from time to time;

(e)                                  references to a person shall include references to an individual, firm, company, corporation, partnership, incorporated body of persons or any state or agency thereof;

(f)                                   references to the Lessor, the Lessee, the Sub-lessee or any other person include their respective successors, permitted assigns and successors in title;

(g)                                  for the purposes of the Interest Act (Canada), the annual rate of interest to which the rates determined in accordance with this Master Agreement by reference to LIBOR are equivalent, are the rates so determined divided by 360 and multiplied by the actual number of days in that year; and

(h)                                 As used herein and in the other Lease Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to the Lessee or any of its subsidiaries that are not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP (provided that, notwithstanding anything to the contrary herein, all accounting or financial terms used herein shall be construed, and all financial computations pursuant hereto shall be made, without giving effect to any election under any financial accounting standard to value any indebtedness or other liabilities of the Lessee or any of its subsidiaries at “fair value”, as defined therein), and (ii) the words “payment in full”, “paid in full” or words to a similar effect shall mean payment of all indebtedness and liability of the Lessee hereunder (other than contingent indemnification and reimbursement obligations that survive repayment of such indebtedness and liability).

2.                                      REPRESENTATIONS AND WARRANTIES

2.1                               Representations and Warranties

The Lessee acknowledges that the Lessor has entered into, or shall enter into, this Master Agreement and each Lease Contract in full reliance on representations by the Lessee in the terms set out below and the Lessee now warrants to the Lessor that the statements made in this Section 2 are true and accurate at the date of this Master Agreement and on each occasion they are deemed to be repeated.

2.2                               Each of the Lessee and any Sub-lessee hereby represents and warrants that:

(a)                                 Status: it is a company duly incorporated under the laws of its jurisdiction of organization and it possesses the capacity to sue and be sued in its own name and has the power to carry on its business and to own its property and other assets;

(b)                                 Powers and authority: it has power to execute, deliver and perform its obligations under this Master Agreement and each other Lease Document to which it is a party and to carry out the transactions contemplated by those documents and all necessary corporate, shareholder and other action has been or shall be taken to authorise the execution, delivery and performance of the same;

(c)                                  Contraventions: the execution, delivery and performance by it of this Master Agreement and each other Lease Document to which it is a party does not:

(i)                                     contravene any applicable law or regulation or any order of any governmental or other official authority, body or agency or any judgment, order or decree of any court having jurisdiction over it;

(ii)                                  conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which it is a party or any licence or other authorisation to which it is subject or by which it or any of its property is bound; or

(iii)                               contravene or conflict with the provisions of its charter and by-laws;

(d)                                 Consents: all consents, licences and approvals of all public, governmental or judicial authorities necessary to enable it to execute, deliver and perform its obligations under this Master Agreement and each other Lease Document to which it is a party have been obtained and are in full force and effect save where failure to do so could not have a Material Adverse Effect;

(e)                                  Information: all material written information supplied by it or any person on its behalf to the Lessor in connection with this Master Agreement and each other Lease Document to which it is a party was true and complete in all material respects as at the date given; provided, that any projections and pro forma financial information provided by the Lessee are based upon good faith estimates and assumptions believed by management of the Lessee to be reasonable at the time made, it being recognized by the Lessor that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount;

(f)                                   Insolvency: it has not taken any action nor have any steps been taken or legal proceedings been started or to the best of its information, knowledge and belief threatened in writing against it for winding up, dissolution or re-organisation, proceeding, enforcement of any Encumbrance over its assets or for the appointment of a receiver, administrative receiver, or administrator, trustee or similar officer of it or of any of its assets;

(g)                                  Environmental: it has at all times complied with all applicable Environmental Law, non compliance with which could reasonably be expected to have a Material Adverse Effect, every consent, authorisation, licence or approval required under or pursuant to any Environmental Law in connection with the conduct of its business and the ownership, use, exploitation or occupation of its assets the absence or lack of which could reasonably be expected to have a Material Adverse Effect, has been obtained and is in full force and effect, there has been no default in the observance of the conditions and restrictions (if any) imposed in, or in connection with, any of the same which default could reasonably be expected to have a Material Adverse Effect, and no circumstances have arisen (i) which would entitle any person to revoke, suspend, amend, vary, withdraw or refuse to amend any of the same or (ii) which might give rise to a claim against it which could reasonably be expected to have a Material Adverse Effect having regard to the cost of meeting such a claim;

(h)                                 No Material Adverse Change:  there has been no material adverse change in its business or financial condition (or the business or consolidated financial condition of the Lessee and its subsidiaries) since 31 December 2010; and

(i)                                     No Litigation etc:  no litigation, arbitration or administrative proceedings are current, threatened (to its knowledge) or pending against it which might, if adversely determined, have a Material Adverse Effect.

2.3                               Repetition of Representations and Warranties

The representations and warranties referred to in Section 2.1 above shall survive the execution of this Master Agreement and, by means of executing a future Utilisation Notice and/or Lease Contract, shall be repeated on each Utilisation Date and on each date a Lease Contract is entered into, with reference to the facts and circumstances subsisting at that time.

3.                                      FACILITY

3.1                               Subject to the terms and conditions of this Master Agreement, the Lessor has agreed to make available to the Lessee the Facilities in an amount of USD132,000,000, being the sum of the Tranche A Facility Amount, the Tranche B Facility Amount and the Tranche C Facility Amount, to be used by the Lessee to require the Lessor to (a) purchase, at the direction of the Lessee, Equipment (i) from the Lessee for the Acquisition Cost thereof, provided Lessee has furnished Lessor with the Upfront Payment, a Deposit LC or a Cash Deposit, or (ii) directly from the Seller for the Acquisition Cost using the Upfront Payment from the Lessee and the Lessor’s Share; and (b) lease Equipment, title to which the Lessor has previously acquired from the Lessee or the Seller, to the Lessee on the terms and conditions of this Master Agreement and the applicable Lease.

3.2                               Subject to the terms of this Master Agreement, the Lessee may at any time during a Utilisation Period utilise the Facilities by delivering to the Lessor a Utilisation Notice, no later than five (5) Business Days prior to the Utilisation Date.

4.                                      UTILISATION NOTICE AND UTILISATION

4.1                               Subject to the terms of this Master Agreement, the Lessee shall be entitled to deliver to the Lessor a Utilisation Notice during the Utilisation Period requesting a utilisation of the Facilities and Lessor shall be required to fund the amount requested in such Utilisation Notice if the following conditions are satisfied:

(a)                                 the amount requested in such Utilisation Notice is equal to or less than the Available Facilities, whether under the Tranche A Facility, the Tranche B Facility or the Tranche C Facility, as the case may be;

(b)                                 the Acquisition Cost of the Equipment, the subject of each Lease less the amount of any Cash Deposit or Deposit LC, must be in a minimum amount of USD1,000,000 or the then remaining amount of the Available Facility if less than USD1,000,000;

(c)                                  the Utilisation Date is in the Utilisation Period;

(d)                                 no Default or Event of Default has occurred and is continuing which has not been waived in writing by the Lessor;

(e)                                  in the case of the Tranche B Facility, (i) the Tranche A Facility has been exhausted; (ii) the Lessee is not in default hereunder or under the Senior Credit Agreement; (iii) neither the Lessee nor Terrane is in default under the Royal Gold Purchase Agreement, (iv) either the Lessee or Terrane has furnished Lessor with all Independent Engineer reports required hereunder; (v) the rolling twelve (12) month average market price, as determined and announced by the London Metals Exchange, in the case of copper and gold, and Platts Metal Weekly, in the case of molybdenum, as at the end of each of the twelve months previous to the calculation thereof, has not fallen below the following: for A)  molybdenum, USD12 per pound; B) gold, USD750 per ounce; and C) copper, USD1.60 per pound; (vi)  Lessee’s then operating mines produce not less than 30,000 pounds of molybdenum oxide per annum, as set forth on the Lessee’s latest forecasted production guidance for 2011 attached hereto as Schedule 4.1(e); and (vii) Lessee provides evidence to Lessor that at least fifty percent (50%) of the copper concentrate production from the Project is or shall be under off-take agreements on the later of (x) the availability of Tranche B; or (y) June 30, 2012; and

(f)                                   in the case of the Tranche C Facility, (i) the Tranche A Facility and the Tranche B have been exhausted; (ii) the Lessee is not in default hereunder or under the Senior Credit Agreement; (iii) neither the Lessee nor Terrane is in default under the Royal Gold Purchase Agreement, (iv) the Lessee has furnished Lessor with all Independent Engineer reports required hereunder; (v) the rolling twelve (12) month average market price, as determined above, has not fallen below the following: for A) molybdenum, USD12 per pound; B) gold, USD750 per ounce; and C) copper, USD1.60 per pound; and (vi) Lessee’s then operating mines produce not less than 26,000 pounds of molybdenum oxide per annum, based on the Lessee’s forecasted production guidance for 2012.

4.2                               The Utilisation Notice shall:

(a)                                 be irrevocable once served;

(b)                                 oblige the Lessee to take on lease the Equipment in accordance with the relevant Lease Contract;

(c)                                  specify whether the Equipment is (i) to be sold by the Lessee to the Lessor; or (ii) already in the ownership of or to be purchased by the Lessor; and

(d)                                 confirm, where Section 4.2(c)(i) applies, that appropriate releases of all Encumbrances on the Equipment have been delivered to the Lessor.

5.                                      SALE OF GOODS

5.1                               As and when the Lessee wishes to utilise a Facility and sell any item of Equipment to the Lessor it shall serve a Utilisation Notice on the Lessor in accordance with Section 4.

5.2                               On each occasion that a Utilisation Notice is delivered by the Lessee as contemplated by Section 5.1, the Lessee shall be deemed to represent and warrant in relation to that Utilisation Notice and the relevant Equipment:

(a)                                 it is the legal and beneficial owner of the Equipment free from Encumbrances;

(b)                                 the Equipment is new and unused other than use related to the commissioning process;

(c)                                  the Lessee is in possession of each item of the Equipment;

(d)                                 the Lessee shall transfer legal and beneficial title to the Equipment, free from Encumbrances; and

(e)                                  no Default or Event of Default has occurred and is continuing.

If any such conditions remain unfulfilled by the Start Date the Lessor may, without prejudice to any right of action the Lessor may have against the Lessee to cancel the contract for such purchase, be released from any and all obligations to purchase the Equipment or to lease such Equipment to the Lessee until such time as the conditions are fulfilled. In no circumstances shall the Lessor be required to purchase an item of Equipment from the Lessee and lease it back to the Lessee if the prior purchase of such item by the Lessee from the Seller occurred more than one hundred and twenty (120) days prior to the Start Date, unless the failure by the Lessor to purchase such item results from Lessee’s failure to satisfy the USD1,000,000 minimum amount condition in Section 4.1(b).

5.3                               The Lessor shall pay to the Lessee on the Start Date an amount equal to the Acquisition Cost of the Equipment in consideration of Lessor’s receipt of the Upfront Payment, a Deposit LC or a Cash Deposit, if applicable. The obligation of the Lessor to pay such consideration for the purchase of the relevant Equipment shall be conditional upon:

(a)                                 each of the conditions precedent to the obligation of the Lessor to lease the Equipment to the Lessee contained in Section 8.2 having been satisfied;

(b)                                 none of the Equipment having suffered a Total Loss;

(c)                                  the representations and warranties contained in Section 5.2 being true and accurate as of the Start Date;

(d)                                 the Start Date occurring within the Utilisation Period; and

(e)                                  such Lessor’s Share or Acquisition Cost, when added to the aggregate of all Acquisition Costs paid (or committed to be paid) by the Lessor to the Lessee, not exceeding the Available Facility.

If any such conditions remain unfulfilled by the Start Date the Lessor may, without prejudice to any right of action the Lessor may have against the Lessee to cancel the contract for such purchase, be released from any and all obligations to purchase the Equipment or to lease such Equipment to the Lessee until such time, by no later than one hundred and twenty (120) days after the Start Date, as the conditions are fulfilled.

5.4                               Upon payment of the Acquisition Cost pursuant to Section 5.3, legal and beneficial title to the Equipment, free and clear of all Encumbrances, shall immediately pass to the Lessor and delivery of the Equipment shall be deemed to take place where the Equipment is then situated.

5.5                               The Lessee shall, subject to no Event of Default having occurred and continuing unwaived, be entitled to exercise throughout the Lease Period, the benefit of all Warranties, provided that if the Lessee shall fail to exercise any rights under the Warranties or if, following the occurrence of the termination of the Lease Period, for any reason whatsoever the Lessor shall so request, the Lessee shall (at no cost to the Lessor) immediately assign to the Lessor the Warranties (if not already assigned) and, until so assigned or to the extent that any of the Warranties shall be incapable of assignment, shall hold the same in trust for, and as agent of, the Lessor. Upon purchase of the Equipment, the Lessor shall, without cost to it, immediately assign its right, title and interest, if any, in and to the Warranties to the Lessee.

6.                                      FUNDING

6.1                               Subject to the other provisions of this Section 6, the Lessor shall pay in full the Upfront Payment received from the Lessee and the Lessor’s Share of the Acquisition Cost of any Equipment the subject of a Supply Contract entered into by the Lessor directly.

6.2                               The Lessor shall not be obliged to pay the Lessor’s Share of the Acquisition Cost in respect of any Equipment in accordance with this Section 6:

(a)                                 if the Lessor has not received from the Lessee the Upfront Payment;

(b)                                 if the Lessee has not entered into a Lease Contract for such Equipment; or

(c)                                  if the Equipment has suffered a Total Loss.

6.3                               The Lessee may from time to time submit a Utilisation Notice, which shall specify:

(a)                                 the Funding Date;

(b)                                 the Acquisition Cost; and

(c)                                  the amount of the applicable Upfront Payment payable to the Lessor by the Lessee determined at then current exchange rates.

6.4                               With each Utilisation Notice, the Lessee shall provide to the Lessor each of the following:

(a)                                 a direction by the Lessee to the Seller for the Seller to deliver to the Lessor a bill of sale of such Equipment which transfers to the Lessor legal and beneficial title thereto;

(b)                                 save where already held by the Lessor as a consequence of a direct purchase by the Lessor, originals of the Supplier’s Invoices addressed to the Lessor; and

(c)                                  save where already held by the Lessor as a consequence of a direct purchase by the Lessor, a schedule of the Equipment to which the Utilisation Notice relates giving details of the make, model, serial numbers and/or identification numbers of the Equipment.

6.5                               In reliance on the representations and warranties contained in Section 6.7, the Lessor shall on each Funding Date pay to the Seller the Acquisition Cost for the relevant Equipment consisting of the Lessor’s Share and the Upfront Payment provided that:

(a)                                 each of the conditions precedent to the obligation of the Lessor to lease the Equipment to the Lessee contained in Section 8.2 has been satisfied;

(b)                                 the Lessor shall have received each of the items set out in Section 6.4;

(c)                                  the Funding Date is within the Utilisation Period;

(d)                                 the Lessor’s Share of the Acquisition Cost when added to the aggregate of all Lessor’s Shares of all Acquisition Costs paid (or committed to be paid) by the Lessor to the Lessee or to the Seller in accordance with this Master Agreement shall not exceed the Available Facility under the Tranche A Facility, Tranche B Facility, Tranche C Facility or Tranche D Facility, as the case may be; and

(e)                                  title to the relevant Equipment has passed (or shall do so concurrently with such payment) to the Lessor pursuant to the terms of the Supply Contracts relating to such Equipment free of all Encumbrances.

6.6                               In order to induce the Lessor to make payment to the Seller pursuant to Section 6.5, the Lessee represents and warrants to the Lessor on each occasion that it delivers a Utilisation Notice and on each Funding Date that:

(a)                                 the relevant Equipment has been delivered by the Seller to, and accepted by, the Lessee;

(b)                                 title to the relevant Equipment has passed to the Lessor (or shall do so concurrently with such payment) pursuant to the terms of the Supply Contracts relating to such Equipment free of all Encumbrances;

(c)                                  the relevant Equipment has not suffered a Total Loss;

(d)                                 no Default or Event of Default has occurred and is continuing which has not been waived in writing by the Lessor.

6.7                               If in relation to a Utilisation Notice on the relevant Funding Date, the conditions set out in this Section 6 have not been met: (i) the Lessor shall not be obligated to purchase the applicable Equipment; or (ii) the Lessee shall on demand pay to the Lessor an amount equal to that requested in the Utilisation Notice if the Lessor has already paid such amount, upon receipt of which the Lessor shall transfer to the Lessee (at the Lessee’s cost and expense) on an “as is, where is, with all faults” basis, but free and clear of all encumbrances created by the Lessor, such right, title and interest as it has in the relevant Equipment and the relevant Supply Contract.

7.                                      RECORDS

7.1                               The Lessee shall maintain full, complete and accurate accounting records in respect of each Supply Contract.

7.2                               All risk of loss of or damage to the Equipment shall as between the Lessor and the Lessee (and without affecting the ownership of such Equipment) pass to the Lessee when such risk passes from the Seller under the terms of the relevant Supply Contract. The Lessee shall arrange and be responsible, at its own cost, for the delivery of all Equipment, commissioning and testing of the Equipment.

7.3                               Delivery of any Equipment by the Lessor to the Lessee, and acceptance thereof by the Lessee, under the relevant Lease shall be deemed to take place immediately upon delivery of such Equipment by the Seller to, and acceptance thereof by, the Lessee or its agent under the Supply Contract. Immediately following such delivery and acceptance the Lessee shall deliver to the Lessor an Acceptance Certificate, duly signed by the Lessee, which shall be conclusive evidence that the Lessee shall have taken delivery of, and accepted, such Equipment for the purposes of such Lease and found it to be complete, in good working order, of satisfactory quality, fit for the purpose for which it is required and satisfactory in every respect. The Lessee shall promptly notify the Lessor if any Equipment is not delivered in accordance with the Supply Contract or if any of the Equipment is rejected for any reason.

7.4                               On reasonable notice from the Lessor the Lessee shall permit the Lessor and any person authorised by it access during normal business hours to inspect and take copies or extracts from the records during business hours and promptly provide the Lessor with all information relating to those Supply Contracts which it may at any time reasonably request; provided that, so as long as no Event of Default is continuing, the Lessor, not including any technical advisor of the Lessor, if any, may only make two such inspections per year, and any such inspection shall not interfere with the ordinary conduct of the business of the Lessee.

8.                                      INITIAL CONDITIONS PRECEDENT

8.1                               The obligations of the Lessor under this Master Agreement are subject to receipt by the Lessor of the following documents and evidence, each in form and substance satisfactory to the Lessor, all of which are acknowledged as having been received by Lessor on or shortly following the Original Closing Date:

(a)                                 A copy of the constitutional documents of each of the Lessee and Terrane;

(b)                                 A copy of a resolution of the board of directors of each of the Lessee and Terrane:

(i)                                     approving the terms of, and the transactions contemplated by, the Lease Documents to which it is a party and resolving that it execute, deliver and perform the Lease Documents to which it is a party;

(ii)                                  authorising a specified person or persons to execute the Lease Documents to which it is a party on its behalf;

(iii)                               authorising a specified person or persons, on its behalf, to sign and/or dispatch all documents and notices (including, if relevant, any Utilisation Notice) to be signed and/or dispatched by it under or in connection with the Lease Documents to which it is a party;

(c)                                  A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above in relation to the Lease Documents and related documents;

(d)                                 A certificate of an authorised signatory of each of the Lessee and Terrane certifying that each document relating to it specified in clauses (a) and (b) of this Section 8.1 is correct, complete and in full force and effect and has not been amended, rescinded or superseded as at a date no earlier than the date of this Master Agreement;

(e)                                  This Master Agreement and any COCP purporting to act as a master agreement or to affect more than individual items of Equipment, executed by the parties thereto;

(f)                                   A copy of the property insurance policy covering the Lessee and Terrane and written evidence that the premiums due thereunder have, to the extent fallen due, been paid in full;

(g)                                  A copy, certified by an authorized signatory of the Lessee to be a true copy, of the latest available audited financial statements of the Lessee and its subsidiaries on a consolidated basis, as required pursuant to Section 14.1, and a certificate of an authorized signatory of Lessee that: A) Lessee has a Fully Funded Business Plan for the Project; and (B) a copy of the Lessee’s consolidated cash flow model, updated from that delivered to Lessor in November, 2010, is attached to such certificate;

(h)                                 Evidence of compliance by the Lessee with all “know your customer” requirements of applicable law and regulation;

(i)                                     The Lessor having received from, and agreed with, the Lessee a generic list of Equipment to become subject of the Leases contemplated by this Master Agreement;

(j)                                    Evidence that the fees, costs and expenses then due from the Lessee to the Lessor pursuant to this Master Agreement or otherwise have been paid or shall be paid by the first Utilisation Date;

(k)                                 Confirmation that (i) no Event of Default or Default or fact or circumstance that with the giving of notice or passage of time or both would constitute same has occurred and is continuing; (ii) no default or event of default exists under the Senior Credit Agreement or the Royal Gold Purchase Agreement; and (iii) all material consents, approvals, licenses and authorizations necessary for the Lessee or Terrane with respect to the development of the Project have been obtained, and no default or non-compliance exists under or with respect thereto;

(l)                                     Confirmation of no Material Adverse Effect since the audited consolidated financial statements of the Lessee and its subsidiaries dated December 31, 2010;

(m)          Copies of all environmental impact and final feasibility studies (including any available comprehensive technical, commercial and environmental appraisals) prepared for the Project since October 20, 2010, and in the possession of the Lessee or Terrane; and

(n)                                 A legal opinion of Goodmans LLP, counsel to the Lessee and Terrane as to British Columbia law, in form and substance satisfactory to the Lessor.

8.2                                 The obligation of the Lessor to lease any Equipment acquired by it to the Lessee under a Lease shall be subject to receipt by the Lessor of the following each in form and substance satisfactory to the Lessor:

(a)                                  a Lease Contract and a Sub-lease in relation to such Equipment duly signed by the Lessee and a Sub-lessee;

(b)                                 all applicable executed Acceptance Certificates and an executed Supply Contract and COCP, if the Equipment is not covered by a master COCP, for each Lease;

(c)                                  evidence that the execution, delivery and performance of each of the Lease Contract, the Sub-lease and the assignment thereof has been duly authorised by all appropriate action on the part of the Lessee and executed by a duly authorised representative of the Lessee or the Sub-lessee, as the case may be;

(d)                                 evidence that the Lessor shall simultaneously acquire title or have previously acquired title to the Equipment set out in the Lease Contract;

(e)                                  a certificate of each of the Lessee and Sub-lessee (signed by a duly authorised officer) confirming that borrowing or guaranteeing or securing, as appropriate, the Lessee’s obligations under this Master Agreement and any Lease would not cause any borrowing, guarantee, security or similar limit binding on it to be exceeded;

(f)                                    [INTENTIONALLY DELETED];

(g)                                 evidence of the Insurance Certificates being received by the Lessee in accordance with Section 16;

(h)                                 evidence that as of the date of any Utilisation Notice Lessee shall be in compliance with the Consolidated Liquidity covenant set forth in Section 7.1(c) of the Senior Credit Agreement;

(i)                                     evidence that no Default or Event of Default shall have occurred and be continuing which has not been waived in writing by the Lessor;

(j)                                     the Upfront Payment, the Cash Deposit or the Deposit LC, if applicable, and the relevant Bridging LC;

(k)                                  proof of any Sub-lessee’s right to insured use and operation of the Equipment under the Sub-lease and the assignment of the Sub-lease;

(l)            confirmation that (i) the Lessor has registered a PPSA filing with respect to such Equipment listing the Lessor as secured party and the Lessee as debtor with the British Columbia Personal Property Security Register and (ii) any PPSA filings with respect to the Equipment in favor of other secured parties have been released;

(m)          insofar as any advance under the Tranche B Facility or the Tranche C Facility is concerned, confirmation that all conditions precedent to utilisation thereof have been satisfied or waived; and

(n)                                 a copy of any other authorisation or other document, opinion or assurance which the Lessor notifies the Lessee is reasonably necessary in connection with the entry into and performance of the transactions contemplated by any Lease Document then in effect or for the validity and enforceability of any such Lease Document.

8.3                                 The obligations of the Lessor to permit the Sub-lease of any Equipment to a Sub-lessee (other than Terrane) shall be subject to the prior receipt by the Lessor of the following, each in form and substance satisfactory to the Lessor:

(a)                                  A copy of the constitutional documents of the Sub-lessee;

(b)                                 A copy of a resolution of the board of directors of the Sub-lessee:

(i)                                     approving the terms of, and the transactions contemplated by, the Lease Documents to which it is a party and resolving that it execute, deliver and perform the Lease Documents to which it will be a party upon execution of the applicable joinder documents;

(ii)                                  authorising a specified person or persons to execute a joinder to the Lease Documents on its behalf;

(iii)                               authorising a specified person or persons, on its behalf, to sign and/or dispatch all documents and notices (including, if relevant, any Utilisation Notice) to be signed and/or dispatched by it under or in connection with a joinder to the Lease Documents to which it will be a party;

(c)                                  A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above in relation to the joinder to the Lease Documents and related documents;

(d)                                 A certificate of an authorised signatory of the Sub-lessee certifying that each document relating to it specified in this Section 8.3 is correct, complete and in full force and effect and has not been amended, rescinded or superseded as at a date no earlier than the date of this Master Agreement;

(e)                                  Evidence of compliance by the Sub-lessee with all “know your customer” requirements of applicable law and regulation; and

(f)                                    At the request of the Lessor, a legal opinion of Goodmans LLP (or other counsel reasonably satisfactory to the Lessor), counsel to the Sub-lessee as to British Columbia law, in form and substance reasonably satisfactory to the Lessor.

8.4                                 The lease of the Equipment under each Lease Contract shall start on the Start Date for such Equipment. As title to and risk of loss of any Equipment shall pass to the Lessee and all Equipment shall come into the possession or control of the Lessee prior to the Start Date, the Lessee shall, so far as practicable, perform and undertake in favour of the Lessor all of its obligations (other than to pay Lease Payments) under the relevant Lease as if the Lease had commenced.

8.5                                 This Master Agreement and each Lease Contract when taken together shall create a separate agreement between the parties (a “Lease”) for the lease of the Equipment described in the relevant Lease Contract but so that any Event of Default under any Lease shall be deemed to be an Event of Default under all Leases then in force.

8.6                                 Subject to and in accordance with the terms hereof and to the due performance by the Lessee of all its obligations hereunder the Lessor covenants that the Lessee shall, throughout the Lease Period, be entitled peaceably to hold and use the Equipment without interference from the Lessor or anyone claiming through the Lessor.

9.                                       SELECTION AND DELIVERY OF GOODS

9.1                                 The Lessee shall be solely responsible for selecting the Equipment to be purchased pursuant hereto and agreeing the specification of the Equipment with the Seller, relying entirely on its own skill and judgment.

9.2                                 Delivery of any Equipment to the Lessee and acceptance thereof by the Lessee, under the relevant Lease shall be deemed to take place immediately upon delivery of such Equipment by the Seller to, and acceptance thereof by, the Lessee or its agent under the Supply Contract. Immediately following the execution of the Sale Contract, wherever the Equipment is situated, Lessee shall deliver to the Lessor an Acceptance Certificate, duly signed by the Lessee, which shall be conclusive evidence that the Lessee shall have taken delivery of, and unconditionally accepted, such Equipment for the purposes of such Lease and found it to be complete, in good working order, of satisfactory quality, fit for the purpose for which it is required and satisfactory in every respect. The Lessee shall promptly notify the Lessor, prior to the execution of a Sale Contract, if any Equipment is not delivered in accordance with the Supply Contract or if any of the Equipment is rejected for any reason.

10.                                 PRICE, LEASE PAYMENTS AND LEASE PERIOD

10.1                           The Lessee agrees that any payment to be made by the Lessee to the Lessor under this Master Agreement and any Lease Contract (including but not limited to the Price and the Lease Payments) (i) shall be payable to the Lessor’s Collection Account and (ii) shall be absolute and unconditional and shall not be subject to any Abatements whatsoever, including without limitation, Abatements due to any past, present or future claims arising under this Master Agreement, any Lease Contract or otherwise against the Seller, manufacturer, vendor or constructor of the Equipment or against any other person or entity.

10.2                           The Lessee shall throughout the relevant Lease Period pay or procure payment of, and without demand, the Lease Payments to the Lessor in the amounts and at the times set out in this Master Agreement and each Lease. Each Lease Period shall be a period of five (5) years from and including the Start Date and terminating five (5) years following the first (1st) day of the month immediately following the Start Date, provided that the Lease Period shall not extend beyond the Tranche A Maturity Date, the Tranche B Maturity Date or the Tranche C Maturity Date, as applicable. With the consent of the Lessee, availability under a Tranche may be terminated with the unused balance of that Tranche added to the next succeeding Tranche for all purposes hereof.

10.3                           The Lease Payments under each Lease Contract shall be paid in twenty (20) equal consecutive quarterly instalments on each Due Date together with the additional charge set forth at Section 10.4 below and all Taxes.

10.4                           Each Lease Payment shall have an additional charge added thereto on the Due Date therefor. Such additional charge shall be equal to the amount of interest that would be payable on such Lease Payment on the basis that the interest rate applicable to all outstanding Lease Payments was ninety (90) day LIBOR plus *[redacted]* where LIBOR is determined on the applicable Start Date in respect of the first Lease Payment payable under the relevant Lease and for each subsequent Lease Payment on each Due Date following such Start Date.  Said additional charge shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed in a year of 360 days.

At the time of execution of each Lease, the Lessor shall furnish to the Lessee an indicative amortization schedule for the entire Lease Period showing payments of (i) Lease Payments; (ii) the Upfront Payment, if any; (iii) the additional charge set forth above, based on LIBOR in respect of the Start Date; and (iv) all applicable Taxes. The payments of the Price and thus the amortization schedule shall be amended for each ninety (90) day period to reflect increases or decreases to LIBOR and thus the applicable additional charge, without the Lessor being under any obligation to provide a new amortization schedule to the Lessee. Any such adjustment to the additional charge, if not made on the applicable Due Date, shall be paid by or credited to the Lessee on the following Due Date.

The Lessee may, twenty (20) days prior to the issue of any Utilisation Notice to the Lessor, request in writing that the Lessor furnish it with a quotation for the additional charge described in this Section 10.4 as a function not of LIBOR but rather Lessor’s Fixed Rate. Within five (5) Business Days, Lessor shall furnish Lessee with a quotation for the additional charge for the entire term of the applicable Lease Period. If Lessee accepts such quotation, its Utilisation Notice shall reflect the quotation based on the Lessor’s Fixed Rate for the Lease Period, with the Lease Payments reflecting a five (5) year amortization and twenty (20) equal consecutive quarterly blended payments of principal and interest. Prepayment of any Lease in which the additional amount is calculated by reference to the Lessor’s Fixed Rate shall be subject to payment of an amount equal to five percent (5%) of the then outstanding principal balance under the Lease during the first (1st) year thereof, four percent (4%) thereof in the second (2nd) year, three percent (3%) in the third (3rd), two percent (2%) in the fourth (4th) and one percent (1%) in the fifth (5th) year thereof, all as a genuine pre-estimate of damages and not as a penalty.

If, prior to the first (1st) day of any Lease Period, Lessor shall determine in good faith (which determination shall be certified by the Lessor to the Lessee and conclusive and binding upon the Lessee) that, by reason of circumstances affecting the relevant market, (i) adequate and reasonable means do not exist for ascertaining LIBOR for such Lease Period; or (ii) the additional charge calculated hereinabove by reference to LIBOR for such Lease Period will not adequately and fairly reflect the cost to the Lessor (in reasonable detail by Lessor) of making or maintaining its affected Leases with such additional charge, Lessor shall notify Lessee as soon as practicable and furnish Lessee with a quotation in reasonable detail for the said additional charge based on the Lessor’s cost of funds plus *[redacted]*. Lessor shall, together with that quotation, provide written evidence of the increased cost of funds to the Lessee and, within the forty-five (45) days following the delivery of such quotation, the parties shall negotiate an annual rate to apply within the aforesaid market disruption period. In the absence of agreement, Lessor’s quotation shall remain in effect until the termination of the circumstances causing the said market disruption and if the Lessee is dissatisfied with that rate, its sole recourse is to not enter into the Lease Contract in question or to prepay, without interest or penalty, the affected Lease.

10.5                           If any payment due from the Lessee to the Lessor under any Lease Document is not paid on the Due Date or if the Lessor requests reimbursement for any payment made by the Lessor under the powers conferred on it under this Master Agreement or any Lease Document, the Lessee shall, without prejudice to the Lessor’s other rights and remedies, pay on demand interest thereon at the Default Rate (as well after as before judgment or decree) from and including such Due Date or the date of request for reimbursement, as the case may be, to the date of actual payment or reimbursement.  Such interest shall accrue on a daily basis and be compounded monthly.

10.6                           All Lease Payments and any other payments due to the Lessor under this Master Agreement shall be made without prior demand (save where an invoice, notice or other request for payment is required under the terms of this Master Agreement or under applicable law) in US Dollars, in immediately available funds for value on the due date for payment, free and clear of all Abatements unless required by law, in which event the Lessee shall pay to the Lessor such additional amount as may be necessary in order that the net amount received by the Lessor after all Abatements shall not be less than the amount the Lessor would have been entitled to receive in the absence of any requirement to make any Abatements.  If any payment falls due from the Lessee hereunder on a day which is not a Business Day, payment shall be made on the next following Business Day.

11.                                 OPERATION OF LESSOR’S COLLECTION ACCOUNT

11.1                           The Lessee shall on each Due Date pay the Lease Payment and all other amounts then due and payable to the Lessor under this Master Agreement via ACH into the Lessor’s Collection Account.

11.2                           [INTENTIONALLY DELETED].

11.3         Without prejudice to the Lessee’s obligation to pay the Lease Payments and all other amounts under this Master Agreement and any Lease, where the Lessee is in Default hereunder, the Lessor shall be entitled from time to time to apply any sums standing to the credit of the Lessor’s Collection Account for payment of any amount due and payable by the Lessee under or in connection with any of the Lease Documents and any sums so received by the Lessor may be retained absolutely by the Lessor for its own account and shall constitute, to the extent of such receipt, a pro tanto discharge of the obligation to pay such amount.  If at any time the amount standing to the credit of the Collection Account is less than the amount then due and payable under the Lease Documents the Lessee shall pay an amount equal to such shortfall into the Lessor’s Collection Account or as the Lessor otherwise directs.

12.                                 LOCATION, USE AND MAINTENANCE OF EQUIPMENT

12.1                           The Equipment shall at all times be kept (or, in the case of moveable Equipment, be based) at the Location (save for temporary removal for repairs or maintenance). The Equipment shall not be taken outside the Province of British Columbia, Canada, except with the Lessor’s prior written consent. The Lessee shall at any time, forthwith upon request of the Lessor, provide written confirmation of the current location of the Equipment.

12.2                           Each of the Lessee and any Sub-lessee shall use the Equipment solely in the conduct of its business in relation to the Project and in compliance with all applicable laws and in a careful and proper manner by qualified and competent persons in accordance with all operation instructions of the Seller and/or the manufacturer of the Equipment and shall not use the Equipment for any purpose for which it is not designed or for any unlawful purpose.

12.3                           Each of the Lessee and any Sub-lessee shall enter into and maintain in full force and effect COCPs in relation to all Equipment and shall keep the Equipment at all times in good repair and condition (subject to reasonable wear and tear) and in working order and shall, at its own expense, replace (using genuine parts) all worn and damaged parts thereof and make all alterations, additions or modifications required by applicable law or regulation but shall not otherwise make any alterations, additions or modifications without the Lessor’s prior written consent; provided that the Lessee and the applicable Sub-lessee may make such alterations, additions or modifications, without such consent, if and to the extent that same are not material, do not affect the fitness of the Equipment for its intended purposes or its value, and are not contrary to any instructions or recommendations of the Seller and manufacturer of the Equipment.  All replacement parts and additions affixed to the Equipment shall upon such replacement or affixation become the property of the Lessor, free of all claims and Encumbrances.  The Lessee and the applicable Sub-lessee shall at all times ensure that any repair or servicing of the Equipment is undertaken in accordance with the terms of the COCPs and by properly skilled and qualified persons and in accordance with the instructions or recommendations of the Seller and manufacturer of the Equipment.

12.4                           The Lessee and the applicable Sub-lessee shall obtain and keep in full force and effect throughout the Lease Period, at no cost to the Lessor, all permits, licences and other authorisations which may at any time be required in connection with the possession or use of the Equipment and/or any premises in which the same are located.

12.5         Each of the Lessee and the applicable Sub-lessee warrants and undertakes that all necessary tests and examinations have been made or shall be made prior to the Equipment being brought into use to ensure that the Equipment is safe and without risk to the health or safety of employees or others using the same in accordance with the Seller’s and manufacturer’s recommendations.  In particular, the Lessee and the applicable Sub-lessee shall comply with all obligations imposed on them or on the Lessor in relation to the Equipment under all applicable laws, rules and regulations in relation to health and safety at work or by any regulations made, or improvement or prohibition notices served on either of them, thereunder.

12.6                           The Lessee and the applicable Sub-lessee agree to ensure that all acts are done which the Lessor may require to evidence the interest and title of the Lessor in the Equipment and without prejudice to the generality of the foregoing, each of the Lessee and the applicable Sub-lessee shall affix and keep such nameplates or other markings as the Lessor may from time to time require on the Equipment.  Neither shall permit such nameplates or markings to be concealed, altered or removed nor affix or permit to be affixed any other plates or markings inconsistent with or prejudicial to the rights of the Lessor.

12.7                           The Lessor, its agent and representatives shall be entitled (but not obliged) at all reasonable times and on reasonable notice during regular business hours to inspect the Equipment (and for this purpose shall be entitled to enter on the Location or on any other land or premises on or in which the same are reasonably believed to be situated); provided that, so as long as no Event of Default is continuing, the Lessor, not including any technical advisors of the Lessor, if any, may only make two such inspections per year, and any such inspection shall not interfere with the use of the Equipment by, or the ordinary conduct of the business of, the Lessee.

13.                                 PROTECTION OF THE LESSOR’S INTEREST

13.1                           Neither the Lessee nor the applicable Sub-lessee shall do or permit to be done anything which would prejudice or jeopardise the rights of the Lessor in respect of the Equipment, the Lease and the Sub-lease and both shall take all necessary steps to assist the Lessor to register or publish its rights in and to the Equipment, the Lease and the Sub-lease (and assignment thereof in favour of the Lessor) at the PPSA.

13.2                           Neither the Lessee nor the applicable Sub-lessee shall:

(a)                                  hold itself out as owner of the Equipment or pledge the credit of the Lessor for the repair of the Equipment or otherwise; or

(b)                                 sell, sub-let, charge, hypothecate, pledge or mortgage or permit to subsist any Encumbrance on, or otherwise dispose of, the Equipment or any interest therein or in the insurances thereon or purport to do any of them following the sale of the Equipment by the Lessee to the Lessor; or

(c)                                  part with possession of the Equipment (save for complying with its obligations as to repairs and maintenance) or sub-hire (other than with the prior written consent of the Lessor).

14.                                 FINANCIAL INFORMATION

14.1                           Financial Statements

The Lessee shall supply to the Lessor:

(a)                                  as soon as the same become available, but in any event within ninety (90) days after the end of each applicable financial year, the audited financial statements of the Lessee and its subsidiaries on a consolidated basis for that year;

(b)                                 as soon as the same become available, but in any event within sixty (60) days after the end of the first three quarterly periods of each fiscal year of the Lessee, the unaudited financial statements of the Lessee and its subsidiaries on a consolidated basis for that quarter;

(c)                                  within forty-five (45) days following each month end, a copy, addressed to the Lessor and upon which it is entitled to rely by the issuer thereof, of the Monthly Construction Report and the Monthly Report as defined in the Royal Gold Purchase Agreement; and

(d)                                 on each of the Endako Completion Date and the Project Completion Date, a certificate of a senior executive officer of the Lessee certifying that the Endako Completion Date or the Project Completion Date, as applicable, has occurred and setting forth in reasonable detail the tonnage information and calculations related thereto.

Information required to be delivered pursuant to Sections 14.1(a), 14.1(b) and 14.4 shall be deemed to have been delivered to the Lessor on the date on which such information has been posted on the Lessee’s website on the Internet at http://www.thompsoncreekmetals.com or is available on the website of the SEC at http://www.sec.gov (to the extent such information has been posted or is available as described in such notice). Information required to be delivered pursuant to Section 14.1 may also be delivered by electronic communication pursuant to procedures approved by the Lessor.

14.2                           Requirements as to financial statements

(a)                                  Each set of financial statements delivered by the Lessee pursuant to Section 14.1 shall be certified by a duly authorised officer of the Lessee as fairly representing its financial condition as at the date as at which those financial statements were drawn up.

(b)                                 Each set of financial statements delivered by the Lessee pursuant to Section 14.1 shall be prepared in accordance with GAAP (except that any unaudited financial statements shall be subject to normal year-end audit adjustments and the absence of footnotes).

14.3                          Financial Condition Covenants

For so long as the Lessee or any Sub-lessee is indebted to the Lessor hereunder, the Lessee shall be in compliance with, as the last day of any fiscal quarter, the Consolidated Leverage Ratio and Consolidated Interest Coverage Ratio financial covenants set forth in Sections 7.1(a) and (b) of the Senior Credit Agreement and if the Senior Credit Agreement is not in effect at any time during the term of this Master Agreement, such financial covenants in the Senior Credit Agreement as exist on the date last in effect.

14.4                           Information: miscellaneous

The Lessee shall supply to the Lessor:

(a)                                  all documents dispatched by the Lessee to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

(b)                                 promptly upon becoming aware of the same, the details of any litigation, arbitration or administrative proceedings which are current, threatened (to its knowledge) or pending against the Lessee or any Sub-lessee, and which might, if adversely determined, have a Material Adverse Effect; and

(c)                                  promptly, such further information regarding the financial condition, business and operations of the Lessee or any Sub-lessee as the Lessor may reasonably request.

14.5                           Notification of default

(a)                                  The Lessee shall notify the Lessor of any Default (and the steps, if any, being taken to remedy it) promptly upon, but no later than five (5) Business Days after, becoming aware of its occurrence.

(b)                                 Promptly upon, but no later than five (5) Business Days after, a request by the Lessor, the Lessee shall supply to the Lessor a certificate signed by any one of its authorised officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

14.6                           “Know your customer” checks

If:

(a)                                  the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Master Agreement; or

(b)                                 any change in the status of the Lessee after the date of this Master Agreement;

obliges the Lessor to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Lessee shall promptly supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Lessor in order for the Lessor to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Lease Documents.

14.7                           Authorisations

The Lessee shall promptly:

(a)                                  obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)                                 supply certified copies to the Lessor of,

any authorisation required under any law or regulation to enable it or the Sub-lessee to perform its obligations under the Lease Documents to which it is a party and to ensure the legality, validity, enforceability or admissibility in evidence in the Province of British Columbia, Canada, of any Lease Document.

14.8                           Compliance with laws

Each of the Lessee and any Sub-lessee shall comply in all material respects with all laws applicable to the Project and the Location including, without limitation, Environmental Laws to which it may be subject.

14.9                           Increased costs

(a)                                  Subject to Sections 14.9(c) and 14.9(d), the Lessee shall, within ten (10) Business Days of a demand by the Lessor, pay for the account of the Lessor the amount of any Increased Costs incurred by the Lessor as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law, regulation, directive or guideline (whether or not having the force of law) from any central bank or other governmental authority made after the date of this Master Agreement.

(b)                                 In this Agreement “Increased Costs” means:

(i)                                     a reduction in the rate of return from this Master Agreement or any Lease;

(ii)                                  any additional or increased cost; or

(iii)                               a reduction of any amount due and payable under this Master Agreement or any other Lease Document,

which is incurred or suffered by the Lessor to the extent that it is attributable to the Lessor funding or performing its obligations under this Master Agreement or any other Lease Document in an amount that Lessor reasonably determines in good faith to be material.

(c)                                  The Lessor shall, upon a demand by the Lessor for Increased Costs, provide a certificate in reasonable detail to the Lessee confirming the amount of its Increased Costs.

(d)                                 Section 14.9(a) does not apply to the extent that any Increased Cost is attributable to the wilful or grossly negligent breach by the Lessor of any law or regulation. Notwithstanding anything to the contrary in this Section 14.9, the Lessee shall not be required to compensate the Lessor pursuant to this Section for any amounts incurred more than six (6) months (or, where more than three (3) jurisdictions are affected, nine (9) months) prior to the date that the Lessor notifies the Lessee of the Lessor’s intention to claim compensation therefor.

14.10                 Tax Election

The Lessor and the Lessee shall agree to file a joint election pursuant to Section 16.1 of the Income Tax Act (Canada), in prescribed form, time and manner, such that all Equipment subject to a Lease Contract shall, amongst other things, be deemed for income tax purposes to have been acquired by the Lessee. Upon closing of this Master Agreement, Lessor and Lessee shall jointly file form T2145.

15.                               WARRANTIES AND EXCLUSION OF LIABILITY

15.1                        The Lessee shall assume the risk that the Equipment may not perform as expected or may not be satisfactory.  As the Lessee has selected the Equipment the parties agree that this allocation of risk between them is reasonable. Each of the Lessee and any Sub-lessee agrees that no express term, condition, warranty or representation of any kind is or has been given by or on behalf of the Lessor in respect of any of the Equipment.

15.2                        All implied terms, conditions, warranties and representations (whether statutory, collateral hereto or otherwise) relating to the Equipment, its specification, age, quality, description or as to its fitness for any purpose are expressly excluded.

15.3                        The Lessor hereby assigns to the Lessee such assignable rights as the Lessor may have under any of the Warranties with respect to the Equipment until the end of the applicable Lease Period. The Lessor hereby appoints the Lessee as its agent and attorney, for and in the Lessor’s own name and behalf, to make and enforce, at the Lessee’s sole cost and expense, any claim which the Lessor may have under any of the Warranties. At the Lessee’s sole cost, expense and reasonable request, the Lessor shall join the Lessee in any claim, action, suit or proceeding arising out of or in connection with any such Warranties other than any claim, action, suit or proceeding in which Lessor and Lessee are, in the Lessor’s sole judgment, adverse in interest, or assign to the Lessee the Lessor’s right to do so. Upon the return of the Equipment to the Lessor, the rights under the Warranties transferred to the Lessee hereunder shall be automatically re-assigned to the Lessor and Lessee shall, at its sole cost and expense, take such action as is necessary to effect such re-assignment and forthwith provide to the Lessor evidence of such re-assignment. Upon payment in full to the Lessor of all indebtedness and liability of the Lessee hereunder, the rights under the Warranties shall be automatically re-assigned to the Lessee and Lessor shall, at its sole cost and expense, take such action as is necessary to effect such re-assignment and forthwith provide to the Lessee evidence of such re-assignment.

15.4                        The Lessor shall not be liable (in contract, delict, tort or otherwise) for any claim, damage, liability, or loss (including consequential loss) or expense of any kind arising directly or indirectly in connection with the Equipment or from any delay in delivery of, or failure to deliver, the Equipment, any defect or deficiency in, or inadequacy or unsuitability of, the Equipment or its use, performance, servicing or repair or from any action or omission of the Lessor, its servants or agents provided that nothing contained herein shall exclude any liability of the Lessor for (a) actions or omissions that constitute gross negligence or willful misconduct or (b) death or personal injury caused by the Lessor’s negligence to the extent that such exclusion is prohibited by statute.

16.                               INSURANCE AND TOTAL LOSS

16.1                        The Lessee shall at its own expense, from the earliest date that risk of loss in the Equipment passes to the Lessee until the Equipment shall have been sold by the Lessor or until title to the Equipment passes again to the Lessee in accordance with Section 17, including in transit from the place of business of the Seller to the Location, if applicable, insure and keep the Equipment insured:

(a)                                 in respect of loss or damage however occurring and in an amount equal to its replacement value from time to time;

(b)                                 commercial general liability insurance in an amount of USD1,000,000 per occurrence and USD2,000,000 annually in the aggregate; and

(c)                                  against such other or further risks as may be required by statute.

16.2                        All insurance taken out by the Lessee in accordance with Section 16 shall be taken with insurers having an AM Best rating of A- or higher.

16.3                        In relation to the insurance referred to in Section 16.1(a), such insurance shall name the Lessor as additional insured and loss payee.

16.4                        In relation to the insurance referred to in Section 16.1(b), such insurance shall name each of the Lessor, its respective officers, directors, employees and agents as additional insureds (the “Additional Insureds” and, in the singular, shall mean any of them).

16.5                        In relation to all the insurance referred to in Section 16.1(a), such insurance shall:

(a)                                 provide that the Lessor shall be given thirty (30) days’ prior notice of any cancellation, amendment or non-renewal except for ten (10) days’ prior notice for non-payment of premiums; and

(b)                                 provide that the Lessor’s and any other Additional Insured loss payee’s interests shall not be invalidated by any act or omission or breach of warranty or misrepresentation of the Lessee or its servants or agents.

16.6                       In relation to all insurance referred to in Sections 16.1(a) and 16.1(b), such insurance shall provide a waiver by insurers of any right of subrogation against the Lessor and of any right of contribution from any other insurance carried by the Lessor.

16.7                        The Lessee shall, if not previously delivered to the Lessor, deliver to the Lessor upon request an insurance certificate.

16.8                        If the Lessee shall fail to keep the Equipment insured in accordance with the terms of this Section 16 or to produce any policy or evidence referred to in Section 16.7, the Lessor shall be entitled, at the expense of the Lessee, to insure the Equipment as aforesaid and the Lessee shall pay to the Lessor on demand any sums so expended.

16.9                        [INTENTIONALLY DELETED]

16.10                 The Lessee shall forthwith notify the Lessor in writing of any occurrence which gives rise or might reasonably be expected to give rise to a claim under any such policy of insurance.  The Lessee shall ensure that any claim under any such policy of insurance is made promptly and shall not settle any such claim without the prior written consent of the Lessor acting reasonably.

16.11                 Subject to Section 16.15, if any of the Equipment becomes a Total Loss (the “Lost Equipment”), the Lessee shall promptly notify the Lessor of such loss.  In respect of the Lost Equipment on the day falling thirty (30) days after the date of Total Loss or if such day is not a Business Day on the immediately following Business Day (the “Settlement Date”) the Lessee shall pay to the Lessor an amount equal to the sum of the then-remaining unpaid principal balance and any Compensating Amount, if applicable, calculated at the Due Date immediately following the Settlement Date. If payment is made under this Section 16.11, then Lessor shall immediately (i) release all insurance rights back to the Lessee; (ii) transfer all of its right, title and interest in and to the Lost Equipment to the Lessee; and (iii) release the Cash Deposit or Deposit LC related to the Lost Equipment if not already applied by the Lessor.

16.12                 Following payment by the Lessee of all amounts due under this Section 16, the Lessor shall promptly reimburse the Lessee for such amounts to the extent that it subsequently receives insurance proceeds in respect of the Lost Equipment. If the Lessee has not paid all amounts due under this Section 16 any insurance proceeds received by the Lessor in respect of any Lost Equipment shall be applied in satisfaction of Lessee’s payment obligations under this Master Agreement to the extent of such insurance proceeds.

16.13                 Notwithstanding the Total Loss of any Equipment the Lessee shall pay or procure payment of any Lease Payments that fall due for payment prior to the Settlement Date.  Upon payment of all amounts due under this Section 16, the Lease for the Lost Equipment shall terminate, Lessor’s right, title and interest shall revert to the Lessee, and Lessor shall promptly release any Cash Deposit or Deposit LC related to the Equipment.

16.14                 Where not all the Equipment is the subject of a Total Loss, the amount of each Lease Payment under the Lease applicable to the remaining Equipment which becomes due after the Settlement Date shall be reduced by an amount equal to the amount of such Lease Payment multiplied by the result of dividing the Acquisition Cost of the Lost Equipment by the Acquisition Cost of all the Equipment subject to such Lease Contract (using, in cases where the Equipment has been purchased by the Lessor from the Lessee without a Cash Deposit or Deposit LC, the Lessor’s Share as the Acquisition Cost). All obligations of the Lessee under this Master Agreement (other than the obligation to pay Lease Payment after the Settlement Date in respect of such Lost Equipment) shall continue in all respects.

16.15                 If any of the Lost Equipment is to be reinstated (the “Replaceable Equipment”) the Lessee shall promptly notify the Lessor of that fact and the Lessee shall procure that title to such Replaceable Equipment is transferred to the Lessor in accordance with Section 5. If the Lessor’s Share in respect of the Replaceable Equipment is greater than the insurance proceeds received in respect of the Lost Equipment the Lessee shall, on demand, pay the difference to the Lessor. Promptly upon replacement of the Replaceable Equipment the Lessee shall notify the Lessor of the specification, manufacturer, condition and serial number and/or identification number of such replacement Equipment and such equipment shall become subject to the terms and conditions of the relevant Lease.

16.16                 The Lessee shall be liable promptly to reinstate or repair, at its own cost, any loss of or damage (not amounting to a Total Loss) to any of the Equipment from whatsoever cause.  For such purpose, the Lessor shall promptly reimburse the Lessee for any such cost of the Lessee to the extent that the Lessor receives insurance proceeds in respect of any such Equipment (other than the Lost Equipment, in respect of which the provisions of Sections 16.11 and 16.12 shall apply).

16.17                 Any insurance policy issued to the Lessee or in respect of Equipment which is subject to a Sub-lease shall reflect the rights and obligations of the applicable Sub-lessee and the assignment thereof to the Lessor.

17.                               PURCHASE OPTION

(a)                                 The Lessee may, on the last day of the Lease Period following payment of all Lease Payments and other amounts due thereunder, purchase all of the Equipment under the relevant Lease by paying to the Lessor for the Equipment USD1.00 upon presentation of an invoice for such amount by the Lessor.

(b)                                 Provided that the Lessee has given the Lessor at least thirty (30) days prior written notice of its intention to do so, the Lessee may, at any time during the Lease Period, purchase any item of the Equipment by paying to the Lessor for the Equipment the sum of (a) the Acquisition Cost for such Equipment (using, in cases where the Equipment has been purchased by the Lessor from the Lessee without a Cash Deposit or Deposit LC, the Lessor’s Share of the Acquisition Cost) less (i) the Upfront Payment, if any; and (ii) all of the Lease Payments made by the Lessee for such Equipment to the Lessor (but not, save as set forth in subparagraph (b) below, the additional charge paid under the first paragraph of Section 10.4 hereof); (b) any upward adjustment to LIBOR payable in respect of previous LIBOR Periods as set forth at Section 10.4 above; and (c) applicable Taxes, provided that where Lessee purchases Equipment on a date other than a Due Date where the additional amount set forth at Section 10.4 is calculated in relation to LIBOR, Lessee shall also pay the Compensating Amount and where such additional amount is calculated by reference to Lessor’s Fixed Rate, Lessee shall pay the prepayment penalty set forth at Section 10.4.

On receipt of such amount, (i) such title to the Equipment as the Lessor has shall pass to the Lessee without further transfer or document on an “as is, where is, with all faults” basis without any condition, representation, warranty or recourse of any kind whatsoever, express or implied, and (ii) the Cash Deposit and the Deposit LC, if not applied to the purchase price for the Equipment, shall be returned to the Lessee. If any further acts or documents are required to pass such title the Lessor shall take such actions and execute such documents and all costs, charges and expenses in connection therewith shall be borne by the Lessee.

18.                               DEFAULT AND TERMINATION

18.1                        Each of the events referred to in this Section 18.1 is an Event of Default:

(a)                                 the Lessee shall fail to pay any Lease Payment or other sum due under this Master Agreement in full on its Due Date;

(b)                                 the Lessee shall commit any breach of any other term or condition of this Master Agreement or any other Lease Document and, if capable of cure or remedy, the Lessee shall fail to cure or remedy such breach within thirty (30) days after receipt of notice thereof;

(c)                                  any representation or warranty contained in this Master Agreement proves to have been incorrect or misleading in any material respect when made or deemed to be made;

(d)                                 any of the following events:

(i)                                     any Sub-lessee is in default under its Sub-lease with the Lessee; or

(ii)                                  the Lessee or any Sub-lessee is unable or admits in writing its inability to pay its debts as they fall due; or

(iii)                               the Lessee or any Sub-lessee becomes the subject of a bankruptcy or insolvency proceeding under the Bankruptcy and Insolvency Act (Canada) or has a receiver, conservator, trustee in bankruptcy, administrator, custodian, assignee for the benefits of creditors or similar person or entity charged with reorganization or liquidation of its business appointed for it;

(e)                                  any corporate action, legal proceedings or other procedure or step is taken by Lessee or any Sub-lessee in relation to:

(i)                                     the suspension of payments, insolvency, relief, composition of it or its indebtedness, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Lessee or any Sub-lessee under the Bankruptcy and Insolvency Act (Canada) and, in the case of any proceedings instituted against it (but not instituted by it), the proceedings remain undismissed or unstayed for a period of sixty (60) days;

(ii)                                  a composition, stay of proceedings or statutory compromise, assignment or arrangement with any creditor (or class of creditors) of the Lessee or any Sub-lessee;

(iii)                               the appointment of a trustee in bankruptcy, monitor, liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of the Lessee, any Sub-lessee or any of their respective assets; or

(iv)                              enforcement of any Encumbrance over all or any substantial part of the assets of the Lessee or any Sub-lessee,

or any analogous procedure or step is taken in any jurisdiction other than Canada;

(f)                                   any governmental authority or other person purporting to be, or acting as, any governmental authority condemns, nationalises, seizes or otherwise expropriates all or any substantial part of the property or other assets of the Lessee or any Sub-lessee or of the Lessee’s or any Sub-lessee’s share capital or other ownership interests, or assumes custody or control of such property or other assets or of the business or operations of the Lessee or implements any regulation or law with respect to the remission of funds offshore, taxation or any other matter if such action (together with, if applicable, any prior similar action) would prevent the Lessee or any Sub-lessee from carrying on its obligations under the Lease Documents, and such condemnation, nationalisation, seizure, expropriation, assumption, action or implementation is not withdrawn, rescinded, reversed, or in the case of any such action with respect to property or assets the same are not replaced with equivalent property or assets within thirty (30) days;

(g)                                  any event of default under (and as defined in) (i) the Senior Credit Agreement; or (ii) the Royal Gold Purchase Agreement; or (iii) any other agreement between the Lessee, or any of its Associates or Affiliates, and the Arranger, or any of its Associates or Affiliates, has occurred and is continuing and any indebtedness thereunder shall have been declared due and payable prior to its stated maturity by reason of such event of default;

(h)                                 any material provision of the Lease Documents shall cease to be in full force and effect, or Lessee or any Sub-lessee shall so assert;

(i)                                     any of the Lessee, or any Sub-lessee or its or their co-contracting parties to a COCP is in material default thereunder, terminates the same prior to the expiration of its three (3) year term (and does not execute a new COCP in form and substance acceptable to the Lessor within sixty (60) days following such termination) or fails to adhere to and pay for a manufacturer recommended service, repair, maintenance and reconstruction guideline in accordance with its responsibilities hereunder, under applicable law and under an applicable COCP.

The Lessor agrees to provide ten (10) days’ prior written notification prior to taking any remedial action under this Master Agreement or Lease Documents (except extraordinary remedies including, without limitation, seizure before judgment and injunctive relief and any other measures necessary to protect and preserve the Equipment) during which time the Lessee may exercise its purchase option with respect to the Equipment under Section 17(b) of this Master Agreement, provided, that the 30-day written notice period contained in that Section shall be reduced to five (5) days in these circumstances.

18.2                        Upon the occurrence of any Event of Default which has not been waived and is continuing the Lessor shall be entitled to give a notice to the Lessee to terminate:

(a)                                 the lease of the Equipment and the Lessor’s consent to the Lessee’s and any Sub-lessee’s possession of the Equipment; and

(b)                                 if the Equipment has not been delivered, any obligation of the Lessor to purchase and lease the Equipment to the Lessee or to enter into Supply Contracts for any further Equipment.

18.3                        The Lessee shall be entitled to terminate a Lease and the lease of all Equipment hereunder at any time during the applicable Lease Period on giving to the Lessor not less than thirty (30) days’ notice in writing to that effect by specifying the relevant Lease Contracts and Equipment and paying to the Lessor the amounts referred to in Sections 18.4(a) below in respect of all Equipment.

18.4                        If the Lease of the Equipment terminates pursuant to Section 18.2 or Section 18.3, the Lessee shall, on demand, pay to the Lessor an amount equal to the aggregate of:

(a)                                 all arrears of Lease Payments together with all other amounts which are due (but unpaid) pursuant to this Master Agreement and any Lease Contract together with interest thereon at the Default Rate, if applicable;

(b)                                 an amount in respect of the Equipment which is equal to the balance of the Price which would be due and payable from the date of such termination to and including the last day of the Lease Period by effluxion of time; and

(c)                                  any costs and expenses incurred by the Lessor in locating, repossessing, recovering or restoring the Equipment, or in insuring, maintaining, storing and keeping safe the Equipment, in each case, following the occurrence and during the continuance of an Event of Default.

Upon payment of such amounts, Lessor shall release applicable Cash Deposits or Deposit LCs, if any, to the extent not applied to the purchase price of Equipment, and title to the Equipment shall pass to the Lessee without further transfer or document on an “as is, where is, with all faults” basis without any condition, representation, warranty or recourse of any kind whatsoever, express or implied.

18.5                        If the Lease of all or part of the Equipment is terminated pursuant to Section 18 and the Lessor recovers undisputed possession of the same, the Lessor shall use reasonable commercial efforts to arrange a sale of such Equipment and, if a sale thereof is arranged and provided the Lessee has complied with all its obligations under this Master Agreement and paid all amounts owing hereunder and under the applicable Lease Contracts to the Lessor, the Lessor shall pay to the Lessee, by way of rebate of Lease Payments for such Equipment, an amount equal to the Net

Proceeds relating to such Equipment, provided that the aggregate of all amounts payable by the Lessor to the Lessee by way of rebate of Lease Payments shall not, in any event, exceed an amount equal to the aggregate of all Lease Payments paid to the Lessor in respect of such Equipment under this Master Agreement.

19.                               INDEMNITY; FEES

19.1                        All risk of loss in or damage to the Equipment shall as between the Lessor and the Lessee (and without affecting the ownership of such Equipment) pass to the Lessee when such risk passes from the Seller under the terms of the relevant Supply Contract. The Lessee shall arrange and be responsible, at its own cost, for the delivery of all Equipment, commissioning and testing of the Equipment and shall indemnify the Lessor on demand from and against the costs hereof.

19.2                        [INTENTIONALLY DELETED].

19.3                        If title to the Equipment has not passed to the Lessee pursuant to Section 17 and the Equipment is not a Total Loss, the Lessee and the applicable Sub-lessee(s) shall no longer be in possession of the Equipment with the consent of the Lessor upon termination of the Lease and the Lessee shall, at its risk and expense, return the Equipment to the Lessor, together with all books, manuals, service records, registration and other documents relating to it, at such address as the Lessor may reasonably require, free and clear of all Encumbrances and in good working condition (reasonable wear and tear only excepted), failing which the Lessor and its agents shall be entitled to enter upon any premises upon which the Equipment is, or is believed to be, located and remove the Equipment and the Lessee shall indemnify the Lessor against any claim made in respect of any damage caused by any such removal of the Equipment pursuant to Section 19.4 below.

19.4                        The Lessee agrees to indemnify the Lessor, and each member of the Lessor’s Group and their respective officers, directors, agents and employees (the “Indemnified Persons”) on demand at all times against each and every liability (whether civil or criminal), loss, charge, claim, proceeding, damage, judgment, enforcement penalty, fine, fee, cost (including legal costs) and expense of whatsoever nature (“Losses”) suffered or incurred by or imposed on any Indemnified Person from time to time in connection with this Master Agreement or any other Lease Document including without limitation those arising directly or indirectly:

(a)                                 in any manner out of the acquisition, insurance, ownership, possession, management or operation of the Equipment or the leasing, sub leasing, removal, transportation, repossession, sale or disposal of them by the Lessor, or any person acting as the Lessor’s agent, whether attributable to any defect in the Equipment or the design, manufacture, testing or use of them, or in relation to any product or strict liability relating to the Equipment;

(b)                                 from any maintenance, repair or overhaul of the Equipment;

(c)                                  the failure of the Lessor to obtain good unencumbered title to any of the Equipment due to reasons attributable to the Lessee;

(d)                                 any item of the Equipment not being in good working order, of satisfactory quality, fit for its purpose and in every way satisfactory;

(e)                                  any item of the Equipment being Defective Equipment;

(f)                                   from any infringement or alleged infringement of intellectual property or other rights due to reasons attributable to the Lessee;

(g)                                  as a consequence of the breach by the Lessee of any of its obligations under this Master Agreement or any other Lease Document;

(h)                                 with respect to the Acquisition Cost payable under a Supply Contract after the occurrence of an Event of Default;

(i)                                     from any negative impact on the Environment or violation of any Environmental Law in respect of the Equipment;

(j)                                    in preventing or attempting to prevent the confiscation, seizure, taking in execution, requisition, impounding or forfeiture of the Equipment, or in securing the release of the Equipment or in suing for or recovering any sum due under this Master Agreement or any other Lease Document or any other document entered into in connection with or pursuant to this Master Agreement or any other Lease Document or in preserving or enforcing (or attempting to preserve or enforce) the Lessor’s rights under this Master Agreement or any other Lease Document or such other documents referred to above or in lawfully recovering or attempting to recover possession of any of the Equipment;

(k)                                 in connection with any amendment, supplement or extension of or the granting of any waiver or consent under this Master Agreement or any other Lease Document other than any amendment, supplement or extension requested by the Lessor; or

(l)                                     from any unrecoverable Taxes paid or payable by the Lessor under a Lease Document,

other than any Losses suffered or incurred as a result of the Lessor’s gross negligence, willful misconduct or intentional fault.  If any amounts are due and payable to the Lessor by the Lessee under Section 19.4, then the Lessor shall first apply the Bridging LCs and Deposit LCs in satisfaction of such amounts.

19.5                        If and to the extent that any sums payable to the Lessor by the Lessee under this Master Agreement by way of indemnity prove to be insufficient, by reason of Taxation suffered thereon (provided that such Taxation is not incurred as a result of the Lessor’s overall net income or its capital), for the Lessor to discharge its relevant liability or to reimburse the Lessor for the cost incurred by it in discharging such liability, the Lessee shall pay to the Lessor within ten (10) Business Days after demand is made therefor by the Lessor together with a certificate from an officer of the Lessor accompanied by documentation in reasonable detail establishing such additional sum, such additional sum (after taking into account any Taxation suffered by the Lessor thereon) as shall be required to indemnify the Lessor in respect of such insufficiency (but so that there shall be taken into account, in determining whether any such first-mentioned sums are so insufficient, the amount of any deduction or other relief, allowance or credit received and retained by the Lessor in respect of the discharge of such liability and the time at which such relief, allowance or credit is utilised by the Lessor).

19.6                        The Lessee shall pay to the Lessor a fee in US Dollars computed at the rate of 0.40% per annum on the Available Facilities. This commitment fee is payable quarterly in arrears during the Utilisation Period for each of the Tranche A Facility, the Tranche B Facility and the Tranche C Facility, and on the last day of the applicable Utilisation Period and, if all the Leases are terminated prior to the end of the applicable Utilisation Period, on the date of termination of this Master Agreement and such Leases.

19.7                        The Lessee shall pay to the Arranger an arrangement fee (the “Arrangement Fee”), the amount of such Arrangement Fee shall be in an amount agreed to in writing by Lessor and Lesse. A non-refundable work fee of USD50,000 previously paid by the Lessee to the Lessor shall be deducted from that portion of the payment of the arrangement fee due upon execution of this Master Agreement.

19.8                        The Lessee shall promptly, on demand, pay the Lessor the amount of all costs and expenses (including legal fees) reasonably incurred by the Lessor in connection with the negotiation, preparation and execution of:

(a)                                 this Master Agreement, any other Lease Document and any other documents referred to in this Master Agreement; and

(b)                                 any other Lease Documents executed after the date of this Master Agreement,

provided that the amount of such costs and expenses in any fiscal quarter other than legal costs and expenses and those related to the Independent Engineer shall not exceed USD10,000 without the prior written consent of the Lessee.

19.9                        The indemnities above shall survive the execution of this Master Agreement and, by means of executing a future Utilisation Notice and/or Lease Contract, shall be repeated on each Utilisation Date and on each date a Lease Contract is entered into, with reference to the facts and circumstances existing at that time.

20.                               RIGHTS AND WAIVER

20.1                        No right or remedy conferred upon the Lessor by this Master Agreement shall be exclusive of any right or remedy provided by law, and all rights and remedies conferred upon the Lessor by this Master Agreement or any other Lease Document shall be cumulative with, and in addition to, its rights under general law and, in particular, shall be without prejudice to the Lessor’s rights to claim damages.

20.2                        No failure to exercise, nor any delay in exercising, on the part of the Lessor, any right or remedy under this Master Agreement or any other Lease Document shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Master Agreement or any other Lease Document Lease

Document are cumulative and not exclusive of any rights or remedies provided by law.

21.                               FURTHER ASSURANCE AND POWER OF ATTORNEY

21.1                        Further Assurance

The Lessee at its own expense shall, and shall use all commercially reasonable efforts to procure that third parties shall, execute and sign such documents and do such acts and things as the Lessor shall reasonably request in order to carry out the intended purpose of this Master Agreement or to establish, perfect, preserve or enforce the Lessor’s rights under this Master Agreement.

21.2                        Power of Attorney

The Lessee irrevocably and by way of security appoints each of:

(a)                                 the Lessor; and

(b)                                 any person nominated for that purpose in writing by an officer of the Lessor,

severally as its attorney and in its name, and on its behalf and as its act and deed and in such manner as the attorney may think fit, to sign, execute, seal, deliver and do all deeds, instruments, acts and things which it is required to do under Sections 5 or 6 where the Lessee has failed for a period of three (3) days to comply with a request for the Lessor to undertake such acts.  The Lessee agrees, promptly on the request of the Lessor, to ratify and confirm all deeds, instruments, acts and things signed, executed, sealed, delivered and done under that appointment.

22.                               FORCE MAJEURE

Except for an obligation to pay a sum of money, a party shall not be liable for failure to comply with its obligations under the Master Agreement or any Lease Contract due to an act of God or event of force majeure (collectively or individually hereafter “Force Majeure”).  The party affected by Force Majeure shall promptly give written notice to the other party of the event of Force Majeure stating therein the nature of the event, the obligations affected, the reasons and expected duration of any suspension of performance and the anticipated date of termination of the event of Force Majeure.  The affected party shall use all reasonable diligence to remedy the event of Force Majeure as quickly as possible and shall reassume compliance with its obligations as soon as reasonably possible upon termination of the event of Force Majeure.

23.                               NOTICES

23.1                        Method

Each communication to be made hereunder shall be made in writing in English and shall be made by any method permitted under applicable law.

23.2                        Delivery

Any communication or document to be made or delivered by one party to another pursuant to this Master Agreement shall (unless the one has by fifteen (15) days’ written notice to the other specified another address) be made or delivered to that other party at the respective address given in Section 23.3.

23.3                        Addresses

The addresses referred to above are:

(a)                                 Lessor:

Caterpillar Financial Services Limited

700 Dorval Drive

Suite 705

Oakville, Ontario L6K 3V3

Attention:                                         David Brooks, President

Fax:                                                                       905 849 3601

Email:                                                            Dave.Brooks@cat.com

With a copy to:

Caterpillar Financial Services Corporation

2120 West End Avenue

Nashville, TN 37203

Attention:                                         Leslie Zmugg, Senior Corporate Counsel

Fax:                                                                       615-341-8567

Email:                                                            leslie.zmugg@cat.com

(b)                                 Lessee and Sub-lessee:

Thompson Creek Metals Company Inc.

-and-

Terrane Metals Corp.

26 West Dry Creek Circle, Suite 810

Littleton, CO 80120

Attention:  Chief Financial Officer

Fax: (303) 762-3507

Telephone: (303) 761-8801

with a copy to the General Counsel at the same coordinates.

23.4                        Deemed Receipt

Any notice so given shall be deemed to have been received upon actual receipt, it not being necessary that actual receipt by the party to whose attention the notice is directed receive same but only that the Lessor or Lessee receives it.

24.                               SEVERANCE

If at any time any provision of this Master Agreement is or becomes invalid, illegal or unenforceable in any respect under any law of any jurisdiction, neither the validity, legality and enforceability of the remaining provisions of this Master Agreement nor the validity, legality and enforceability of those provisions under the law of other jurisdictions shall be affected or impaired thereby and any such invalid, illegal or unenforceable provision shall, with the agreement of the Lessee and the Lessor, be substituted with a valid, legal and enforceable provision that most closely reflects the spirit and economic intent of this Master Agreement.

25.                               NON-WAIVER

No failure by the Lessor to exercise and no delay by the Lessor in exercising any right, power or privilege under this Master Agreement shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Master Agreement are cumulative and not exclusive of any rights or remedies provided by law.

26.                               SUCCESSORS

26.1                        The agreement evidenced by this Master Agreement and each other Lease Document shall enure to the benefit of the Lessor and its successors and assigns from time to time including, without limitation, any entity with which the Lessor may merge or amalgamate or by which it may be absorbed or to which it may transfer all or any part of its undertaking or assets, and any change in the Lessor’s constitution or any such merger, amalgamation, absorption or transfer shall not prejudice or affect its rights under this Master Agreement or any other Lease Document in any respect.

26.2                        The consent of the Lessee is required for an assignment or transfer of the Lessor’s rights, benefits or obligations under this Master Agreement and each other Lease Document unless the assignment or transfer is (i) permitted pursuant to Section 26.1; or (ii) made at any time when a Default has occurred and is continuing.  Lessor may also grant assignments of or participations in the Facilities with the prior written consent of the Lessee, not to be unreasonably withheld or delayed, at any time prior to the occurrence and continuance of a Default hereunder or under a Lease Document, the Lessee’s consent being deemed to have been given, unless expressly refused, ten (10) Business Days after the Lessor’s request. No such syndication of the sale of the participation rights shall diminish the Lessor’s commitment to the Lessee under this Master Agreement or the Lease Documents.

26.3                        The Lessee may not assign or transfer any of its rights, benefits or obligations under this Master Agreement or any other Lease Document other than pursuant to a Sub-lease.

27.                              CONFIDENTIALITY

(a)                                 Lessor agrees to keep confidential the terms of this Master Agreement and all non-public information provided to it by Lessee or any Sub-lessee pursuant to or in connection with this Master Agreement; provided that nothing herein shall prevent the Lessor from disclosing any such information (i) subject to an agreement to comply with the provisions of this Section, to any actual or prospective assignee or participant (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such information and agree to keep such information confidential pursuant to the terms hereof), (ii) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential pursuant to the terms hereof, and Lessor shall be responsible for any breach hereof by an such persons), (iii) upon the request or demand of any governmental authority, (iv) in response to any order of any court or other governmental authority or as may otherwise be required pursuant to applicable laws or the rules of any stock exchange, (v) if requested or required to do so in connection with any litigation or similar proceeding, (vi) that has been publicly disclosed other than by Lessor or any of the persons to whom it discloses pursuant to subsection (ii) above in breach hereof, or (vii) if agreed by the Lessee in its sole discretion, to any other person or entity;

(b)                                 Each of Lessee and any Sub-lessee hereby agrees to keep confidential the terms of this Master Agreement; provided that nothing herein shall prevent Lessee or any Sub-lessee from making any disclosure any such information (i) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential pursuant to the terms hereof, and Lessor shall be responsible for any breach hereof by an such persons), (ii) upon the request or demand of any governmental authority, (iii) in response to any order of any court or other governmental authority or as may otherwise be required pursuant to applicable laws or the rules of any stock exchange, (iv) if requested or required to do so in connection with any litigation or similar proceeding, (v) that has been publicly disclosed other than by Lessor or any of the persons to whom it discloses pursuant to subsection (ii) above in breach hereof, or (vi) if agreed by the Lessor in its sole discretion, to any other person or entity;

(c)                                  Lessor acknowledges that the Lessee will be required to file this Master Agreement on EDGAR and SEDAR in order to comply with applicable laws and Lessee will make redactions, if any, that it is permitted to make to the version of this Master Agreement to be filed on EDGAR pursuant to applicable laws;

(d)                                 Notwithstanding the foregoing, (i) the Lessee or any Sub-lessee shall notify the Lessor of any request or demand by any governmental authority, court or similar body received by the Lessee or the applicable Sub-lessee prior to any disclosure of the terms hereof; and (ii) unless prohibited by the terms of such request or demand, the Lessee or the applicable Sub-Lessee shall reasonably cooperate with any attempt by the Lessor to obtain an appropriate protective order; provided, that neither the Lessee nor the applicable Sub-lessee shall have any obligation to comply with this Section 27(d)(ii) if it reasonably determines that such compliance could result in any damage to either the Lessee or the applicable Sub-lessee;

(e)                                  Notwithstanding the foregoing, (i) the Lessor shall notify the Lessee or any Sub-lessee of any request or demand by any governmental authority, court or similar body received by the Lessor prior to any disclosure of the terms hereof; and (ii) unless prohibited by the terms of such request or demand, the Lessor shall reasonably cooperate with any attempt by the Lessee or such Sub-lessee to obtain an appropriate protective order; provided, that the Lessor shall not have any obligation to comply with this Section 27(e)(ii) if it reasonably determines that such compliance could result in any damage to it.

28.                               CURRENCY

Lessee shall make all Lease Payments hereunder in US Dollars. Where Equipment is invoiced to the Lessor under a Supply Contract in Canadian Dollars, Lessee bears the risk of currency exchange rate fluctuations from Canadian Dollars to US Dollars between the time of Seller’s invoice and the time of Lessor’s payment of a Utilisation Notice hereunder in US Dollars.

29.                               JUDGMENT CURRENCY

If a judgment is rendered against the Lessee or the Sub-lessee for an amount owed hereunder in a currency (“Other Currency”) other than USD, the Lessee or Sub-lessee will pay, if applicable, at the date of payment of the judgment, an additional amount equal to the excess of (i) the said amount owed under this Master Agreement in USD, expressed in the Other Currency as at the date of payment of the judgment, over (ii) the amount of the judgment; of (A) the amount of the judgment is in excess of (B) the said amount owed under this Master Agreement in USD, expressed in the Other Currency as at the date of the payment of the judgment, then the Lessor agrees to pay such excess to the Lessee on the date of payment of the judgment.  For the purposes of obtaining the judgment and making the calculation referred to in the prior sentence, the exchange rate will be the spot rate at which the Lessor, on the relevant date, may in New York, London, Toronto or Vancouver, at its option, sell USD to obtain the other currency. Any additional amount owed under this Section will constitute a cause of action distinct from the cause of action which gave rise to the judgment, and said judgment shall not constitute res judicata in that respect.

30.                               COUNTERPARTS

This Master Agreement may be executed in a number of counterparts and by different parties hereto or separate counterparts each of which when executed and delivered shall constitute an original but all counterparts together constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this Master Agreement by electronic or facsimile transmission shall be effective as delivery of a manually executed counterpart thereof.

31.                               ENTIRE AGREEMENT

In relation to the leasing of any Equipment this Master Agreement and the relevant Lease Documents constitute the entire agreement between the parties in relation to such Equipment. They supersede any previous agreement between the parties in relation to such Equipment.

32.                               GOVERNING LAW

This Master Agreement and each Lease shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

33.                               ENFORCEMENT

33.1                        Jurisdiction

The courts of the Province of British Columbia have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Master Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

33.2                        The Lessee and the Lessor agree that the courts of the Province of British Columbia are the most appropriate and convenient courts to settle Disputes and accordingly neither party shall argue to the contrary.

34.                               SCHEDULES

The schedules hereto are those appended to the Original Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Master Agreement as of the date and at the place hereinabove mentioned.

CATERPILLAR FINANCIAL SERVICES LIMITED		THOMPSON CREEK METALS COMPANY INC.

Per:	/s/ C. David Brooks	Per:	/s/ Wendy Cassity
	C. David Brooks		Vice President and General Counsel
President

TERRANE METALS CORP.

Per:	/s/ Wendy Cassity
Vice President and General Counsel

SCHEDULE 1

FORM OF LEASE CONTRACT

LEASE CONTRACT

Lease Contract No. •

Dated •

CATERPILLAR FINANCIAL SERVICES LIMITED (as “Lessor”)

THOMPSON CREEK METALS COMPANY INC. (as “Lessee”)

Lease Contract No. • dated •

Between

(1)                                 CATERPILLAR FINANCIAL SERVICES LIMITED (the “Lessor” which expression shall include its successors and assigns), a corporation incorporated under the laws of Canada, whose registered office is at 700 Dorval Drive, Suite 705, Oakville, Ontario L6K 3V3; and

(2)                                 THOMPSON CREEK METALS COMPANY INC. (the “Lessee”), a company incorporated under the laws of British Columbia and whose registered office is at 26 West Dry Creek Circle, Suite 810, Littleton, Colorado 80120, U.S.A.

Recitals

A                                       The parties hereto have entered into an Amended and Restated Master Funding and Lease Agreement (the “Master Agreement”) dated December 9, 2011 setting forth a Facility in an aggregate principal amount of USD 132,000,000.

B                                       This Lease Contract is entered into pursuant to the Master Agreement.

IT IS AGREED:

1.                                      Terms defined in the Master Agreement shall, unless the context otherwise requires, have the same meanings when used herein.

2.                                      The provisions of the Master Agreement are deemed to be incorporated herein. In the event of any conflict between the provisions of the Master Agreement and the provisions of this Lease Contract, the provisions of this Lease Contract shall prevail with respect to the Equipment described herein.

3.                                      The Lessor shall lease and the Lessee shall take on the lease of the equipment described in Schedule 1 hereto at the Location (the “Equipment”).

4.                                      The Acquisition Cost(1) is the aggregate of the Acquisition Cost for each item of Equipment specified in Schedule 1.

5.                                      An Acceptance Certificate is as set forth in Schedule 2 hereof.

6.                                      The Start Date is •.

7.                                      The interest rate for this Lease Contract constituting the additional charge set forth at section 9.4 of the Master Agreement is •.

(1) This amount may be different than amount requested in Utilization Notice if the Lessee opts for • financing.

8.                                      (a)                                 For the Equipment listed in Schedule 1 to this Lease Contract, each Lease Payment during the Lease Period shall be for:

•

per quarter PLUS the additional charges determined pursuant to Section 9.4 of the Master Agreement; the Lessor’s Fixed Rate or a projection of such additional charges calculated by reference to three month LIBOR, subject to fluctuation, are set forth in Schedule 3 hereof;

(b)           The first Lease Payment on all of the Equipment under this Lease Contract shall be due on the first Due Date (as defined in the Master Agreement).

9.                                      Purchase Option - $1.00.

10.                               In addition to the provisions of the Master Agreement concerning the return of the Equipment, the Lessee acknowledges and agrees that all Equipment shall be in compliance with the conditions described in Schedule 4.

13.                               The Lessee, upon returning the Equipment, will be provided, upon reasonable request, an inspection report identifying any repairs necessary to restore the Equipment to good working condition as set forth herein and in the Master Agreement.

14.                               This Lease Contract shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

In witness whereof this Lease Contract has been entered into the day and year first before written.

CATERPILLAR FINANCIAL SERVICES LIMITED

Signature:

Name:

Title:

THOMPSON CREEK METALS COMPANY INC.

Signature:

Name:

Title:

Schedule 1 to Lease Contract No. •

Description of Equipment

Unit	Description	Model Number	Serial Number	Acquisition Cost (USD)

			Total:	$

Schedule 2 to Lease Contract No. •

Acceptance Certificate to Lease Contract No. •
to Amended and Restated Master Funding and Lease Agreement dated December 9, 2011

To:                             Caterpillar Financial Services Limited

We refer to the Amended and Restated Master Funding and Lease Agreement (the “Master Agreement”) dated December 9, 2011 and made between you and Thompson Creek Metals Company Inc. (“Lessee”) and to the Lease Contract dated • (the “Lease Contract”) also made between you and the Lessee. Terms defined in the Master Agreement shall have the same meaning when used herein.

We hereby confirm and certify to you that:

1.                                      we have duly received the equipment described in Schedule 1 to this Lease Contract hereto and acknowledge that it comprises the Equipment the subject of the Lease Contract;

2.                                      we have duly examined and tested the Equipment and we are satisfied that the Equipment is complete, in good working order, of satisfactory quality, fit for the purpose for which it is required and satisfactory in every respect;

3.                                      all safety regulations in relation to the Equipment have been complied with and all required or recommended safety apparatus or appliances (if any) have been correctly installed or supplied with the Equipment, as the case may be;

4.                                      for the purpose of the Lease, the Equipment has been delivered to and accepted by us from you;

5.                                      the Equipment is of a size, design and manufacture selected by us and is suitable for our purposes.

We confirm that you have not made and do not make any representation or warranty, express or implied, with respect to the merchantability, condition, quality, description, durability or suitability of the Equipment in any respect or with respect to the appropriate characterization of the lease for financial statement, tax or any other purposes.

Signed by

Thompson Creek Metals Company Inc.

Dated: •

Schedule 3 to Lease Contract No. •

Lease Payment Schedule

B or F	Payment Due Date	Principal #	(Fixed/Variable)* Interest $	Total Payment $
1.
2.
3.
4.
5.
6.
7.
8.
9.
10.
11.
12.
13.
14.
15.
16.
17.
18.
19.
20.
21.	xxx	$1.00	0	$1.00

B= Bucyrus

F= Finning

* If variable, to be completed for initial period where rate known.

Note: Following receipt of Payment #21, ownership of Equipment reverts to Lessee and Lessor agrees to immediately release and return any applicable Deposit LCs or Cash Deposits then held related to the Equipment.

Taxes to be added in all cases.

Schedule 4 to Lease Contract No. •

Article I.       This Schedule 4 to Lease Contract is dated as of the • day of •, • is being delivered by THOMPSON CREEK METALS COMPANY INC. (“Lessee”) to Caterpillar Financial Services Limited (“Lessor”) as a Schedule to the Lease Contract (the “Lease”) entered into between Lessor and Lessee of even date herewith.

The terms and conditions contained in the Lease are hereby supplemented by adding the following as additional conditions:

1.     Maintenance and General Requirements:

•                  Give the Lessor thirty (30) days’ notice prior to the Lease termination date of Lessee’s intention to return any and all units to the Lessor.

•                  Return the units in the same configuration (normal wear and tear excepted), with all attachments, as when delivered at lease inception.   Lessee is responsible for costs, including but not limited to, fees, taxes and duties associated with tear down, loading, shipping and unloading of units to a site within continental United States or Canada designated by the Lessor.

•                  Ensure the units upon return are thoroughly cleaned, steam cleaned if available, and free from all oil, hydraulic and fuel leaks.

•                  Operate and maintain all units in accordance with Seller guide books, and insure all maintenance is performed at recommended intervals. All units must be in good operating condition and be able to perform all tasks under rated load.

•                  Enroll all units in a Seller Scheduled Oil Sampling (SOS) or comparable program, where available, for the entire term of the lease, and insure all fuels, lubricants, additives, and radiator water is clean and complies with Seller recommended standards.

•                  Ensure all units are operated only in the applications for which they were designed and manufactured.

•                  Maintain a working engine hour meter at all times.  Keep complete records of all hour meter changes along with major component change outs and routine maintenance and repair records.

•                  Ensure all service contracts are fully implemented and all maintenance and repairs are made on schedule. Product Improvement Programs (PIP’s) must be complete before units are returned.   ATTACH A COPY OF ANY AND ALL REPAIR AND MAINTENANCE CONTRACTS AND PLANNED COMPONENT REPLACEMENT PROGRAMS.

•                  Provide a secured place to store off-lease units being returned to Lessor upon request from the Lessor for a period not to exceed 6 months.   Provide access to the units for purposes of maintenance or demonstration to prospective buyers at Lessor’s request.

2.    Specific Tinware and Safety Requirements:

•                  Ensure the operator’s compartment is clean, and all switches, monitoring systems (EMS, VIMS, VIDS), gages, control levers, pedals, radio, mirrors, seats, insulation and all other contents are complete and in good working order (normal wear and tear excepted).

•                  Ensure all window glass is clear, and free from cracks and major pits, all window frames, doors and weather stripping are complete, and all service access compartment covers and doors, fenders, and other flat metal or plastic surfaces are in good working order (normal wear and tear excepted) and free from dents and cracks.

•                  Ensure all standard safety items are complete and in good working order (normal wear and tear excepted), including but not limited to, roll over protection (ROPS) and falling object protection (FOPS) systems, seat belts, steps, safety rails, grab irons, cat walks, fire suppression systems, warning alarms, cameras and monitors.

•                  Ensure all electrical components, including but not limited to, wiring harness, batteries, alternators, drive belts, lighting and air conditioning systems are complete and in good working order (normal wear and tear excepted).

•                  Ensure all repairs made to main structures, including but not limited to, main frames, roller frames, car bodies, swing gears, drawbars, circles, component housings, loader arms, booms, sticks, tag links, loader linkages, truck bodies, buckets, rippers, and arches must be accomplished in accordance with factory recommended materials and repair procedures.

3.    Remaining Life Requirements:

•                  Ensure all ground engaging tools, including but not limited to, buckets, dozer blades, base cutting edges, rippers, scarifiers, drums, feet, tines, screeds, elevator flights, forks, and top clamps have good structural integrity and have fifty percent (50%) minimum remaining life.

•                  Return all track and rubber belted units with a minimum of fifty percent (50%) remaining life on each and every component, including but not limited to, track shoes, links, pins, bushings, idlers, bogies, sprockets, carrier rollers, and track rollers.  Belts cannot have any cuts that extend into the cords and must not be missing guide blocks or grouser bars (lugs). Charges will be assessed for each component not meeting the requirement.

•                  Return all rubber tire units with a minimum of fifty percent (50%) remaining life of the original tread life of each tire.   Recapped tires are not acceptable substitutes.  All tires must be a matched set with the same tread type and pattern and have no significant cuts or chunking of the tread or side walls.

4.    Special return conditions for Bucyrus equipment:

•                  Boom must be magnofluxed for metal fatigue, stress, stretch or cracks. Lessee responsible for all repairs.

•                  The Lessee is responsible for the equipment being disassembled, transported and assembled to a location designated by Lessor within continental United States and Canada.  Such disassembly, transportation, and assembly shall be in accordance with manufacturer’s recommended guidelines.  The Lessee shall provide free storage and insurance for such Item(s) of Equipment for a period not exceeding one hundred and eighty (180) days for equipment being returned to Lessor.

5.    Special return conditions for all equipment:

•                  Upon return of such Equipment, Lessor or its agent shall inspect the Equipment; if in the Lessor’s opinion the Equipment is not in compliance with the conditions hereinafter described, a mutually acceptable inspector shall be appointed by the Lessor to inspect the Equipment for the purpose of determining the repairs, additions or replacements, if any, which are necessary to place the Equipment in the condition hereinafter described. Equipment condition further described on the Lease application survey.

LESSOR RETAINS THE RIGHT TO ASK FOR ANY AND ALL REPAIR AND MAINTENANCE RECORDS DURING THE LEASE TERM AND/OR LEASE TERMINATION.  A FULL MACHINE INSPECTION MAY BE CONDUCTED AT LESSEE’S EXPENSE ANY TIME EVIDENCE DEMONSTRATES MACHINES ARE BEING ABUSED FROM NEGLECT OR MISAPPLICATION.

Schedule 5 to Lease Contracts No. •

THIS EQUIPMENT SUB-LEASE AGREEMENT No. • (herewith “Sub-lease”) is made as of the • day of •, •.

BETWEEN:

CATERPILLAR FINANCIAL SERVICES LIMITED, a company incorporated under the laws of Canada and whose registered office is at 700 Dorval Drive, Suite 705, Oakville, Ontario, Canada, L6K 3V3

(hereinafter referred to as the “Lessor”)

AND:

THOMPSON CREEK METALS COMPANY INC., a company incorporated under the laws of British Columbia and whose registered office is at 26 West Dry Creek Circle, Suite 810, Littleton, Colorado 80120, U.S.A.

(hereinafter referred to as the “Lessee”)

AND:

TERRANE METALS CORP., a corporation amalgamated under the laws of British-Columbia, having its registered office at 26 West Dry Creek Circle, Suite 810, Littleton, Colorado 80120, U.S.A.

(hereinafter referred to as the “Sub-lessee”)

WHEREAS, the parties hereto have entered into an Amended and Restated Master Funding and Lease Agreement (the “Master Agreement”) dated December 9, 2011 setting forth a Facility in an aggregate principal amount of USD 132,000,000.

WHEREAS, Lessor and Lessee have or shall enter into Lease Contract No. •attached hereto as Schedule A (“Leases”) with respect to the Equipment described and defined therein; and

WHEREAS, Lessor agrees to allow Lessee to sub-lease the Equipment to Sub-lessee in accordance with the terms of the Master Agreement, the Leases and the terms hereof;

WHEREAS, the Lessee has permitted the Sub-lessee, and intends in the future to permit the Sub-lessee, to use the Equipment pursuant to the terms of the Sub-lease.

NOW THEREFORE, for valuable consideration the parties agree as follows:

1.             DEFINITIONS

1.1                               Terms defined in the Master Agreement shall, unless the context otherwise requires, have the same meanings when used herein.

2.                                     CONSENT OF LESSOR

2.1                               The Lessor hereby consents to this Sub-lease. This consent to sub-lease shall not create any merger or alter or prejudice the rights, remedies and priorities of the Lessor as against the Lessee, the Sub-lessee or any other person whatsoever not a party hereto, all of which rights, remedies and priorities are hereby reserved.

3.                                      APPLICATION OF LEASES AND MASTER AGREEMENT

3.1                               The Sub-lessee acknowledges and agrees that this Sub-lease is subject to and subordinate to the terms of the Leases and the Master Agreement and the Sub-lessee is subject to all the rights and privileges of the Lessor under the Leases and the Master Agreement in the same manner and to the same extent as the Lessee, except as provided herein.

3.2                               The provisions of the Leases along with all of its schedules shall apply mutatis mutandis to the Sub-lessee, making any adaptation as may be reasonably required to i) give force to the spirit thereof and hereof and ii) substituting the obligations of the Lessee therein by the Sub-lessee herein, including with respect to the payment of rent.  For greater clarity, all of the rights and remedies of the Lessor under the Leases shall apply, mutatis mutandis, to the benefit of the Lessee as if same were agreed to directly between Sub-lessee and Lessee.  Notwithstanding anything to the contrary in this Section 3.2 or any other provision of this Sub-lease, the economic terms of this Sub-lease may be equal to or more advantageous to the Lessee than the economic terms of the Leases are to the Lessee so long as provision is made for the economic terms of the Sub-lease to be the same as the economic terms of the Leases in the event that the Leases of all or part of the Equipment are terminated pursuant to Section 17 of the Master Agreement and the Lessor recovers undisputed possession of the same.

4.                                      INSURANCE

4.1                               The Sub-lessee or Lessee (but not both) shall obtain and maintain insurance in accordance with Section 15 of the Master Agreement.

5.                                      ACKNOWLEDGMENT OF SUB-LESSEE AND LESSEE

5.1                               The Lessee hereby acknowledges:

a)                                     that Lessee shall not transfer, permit the use of, or sublease the Equipment to any person other than Sub-lessee. Except for the Sub-lease, Lessee will not, without the prior written consent of Lessor, assign its interest in the Leases or the Sub-lease or otherwise transfer its interest in any of the Equipment, and any attempted assignment, sub-lease or other transfer by Lessee in violation hereof shall be void;

b)                                     that Lessee may sub-lease to Sub-lessee the Equipment identified in the Leases, provided that (i) the Sub-lease shall be in compliance with all applicable laws and governmental regulations; (ii) the Sub-lease does not affect or reduce any of the obligations of Lessee under the Leases and such Leases and all obligations of Lessee thereunder shall continue in full force and effect as the obligations of a principal and not the obligations of a surety; (iii) the term of the Sub-lease with respect to any item of Equipment shall expire prior to the last day of the term of the Leases with respect to such item; (iv) the insurance required to be maintained by Lessee pursuant to the Leases shall continue in full force and effect irrespective of such Sub-lease;

c)                                      (i) that it assigns and pledges to Lessor the Sub-lease together with all Lessee’s rights hereunder and all rental and other payments due hereunder as security for Lessee’s obligations to Lessor under the Leases; (ii) that the Sub-lease is subject and subordinate to the Leases; (iii) that it shall deliver the Sub-lease together with all other instruments reasonably requested by Lessor to evidence and confirm the aforesaid pledge; and (iv) that it shall file, at Lessor’s request and subject to Lessor’s satisfactory review, PPSA financing statements or otherwise perfect a first priority security interest against the Sub-lessee, and assign such financing statements and/or such perfected first priority security interests to Lessor.

5.2                               Sub-lessee hereby acknowledges:

a)                                     that it does not have and will not assert against Lessor any defense, claim, counterclaim, recoupment or setoff that Sub-lessee may have against Lessee or any other party.  Sub-lessee further agrees that upon Lessor’s demand, it will pay all rental and other payments due under the Sub-lease directly to Lessor without regard to any defense, claim, counterclaim, recoupment or setoff or right that Sub-lessee may have against Lessee or any other party whether arising under such Sub-lease or otherwise;

b)                                     that it does not have any legal or equitable title to the Equipment and that the existence of this agreement is not to be considered an acknowledgment by Lessor that the Sub-lessee has any legal or equitable title to the Equipment;

c)                                      that Lessor shall have the right at any time without prior notice to Sub-lessee to enter upon the property of Sub-lessee for the purpose of inspecting the Equipment or to remove the Equipment upon a Lessee default. Each item of Equipment is located at the Location set forth in the Master Agreement and shall not be removed from the Location without 5 days prior written notice to Lessor other than any removal for purposes of repair and maintenance of such Equipment;

d)                                     that the Lessee has assigned to Lessor all of the Lessee’s right, title and interest in and to the Sub-lease.  Sub-lessee further acknowledges that such assignment includes none of the obligations of Lessee or any other person under the Sub-lease or any other agreement, including but not limited to responsibility for service, repairs or maintenance of any Equipment.

5.3                               Lessee and Sub-lessee each acknowledge that:

a)                                     the rights of the Sub-lessee hereunder shall be subject and subordinate to all terms of and all the rights of Lessor under the Leases (including, without limitation, the rights and remedies of Lessor therein whether or not Sub-lessee shall be in default under the Sub-lease), and upon the occurrence of any default by Lessee under the Leases, Lessor shall have all of the rights and remedies of a lessor or secured party under applicable law including, but not limited to, the right to repossess the Equipment in accordance with terms of the Master Agreement;

b)                                     During the continuance of an Event of Default under the Master Agreement, Lessor may exchange, release, consent to the transfer of, and otherwise deal with the Equipment in such manner as Lessor may, in its sole discretion, determine;

c)                                      it has not breached the terms of the Sub-lease in any respect.

5.4                               Until such time as Sub-lessee shall receive notice from Lessor of a default by Lessee under the Leases and except as provided herein, Lessee may collect and retain all rental payments due and owing under the Sub-lease directly from the Sub-lessee and Sub-lessee shall deal with Lessee (as sub-lessor) with respect to administration of the Sub-lease as if such Sub-lease had not been assigned to Lessor and shall pay directly to Lessee or as it shall direct all rental payments due and owing under the Sub-lease.

6.                                      CONDITIONS PRECEDENT

6.1                               All of the conditions set forth in Section 7.3 of the Master Agreement (if applicable) have been fulfilled and are satisfactory to the Lessor.

7.                                      REPRESENTATIONS AND WARRANTIES

7.1                               The representations and warranties set forth in Section 2.2 of the Master Agreement are deemed to be repeated on the date of this Sub-lease.

8.                                      ASSIGNMENT AND SUBLETTING

8.1                               The Sub-lessee shall not sublease the Equipment, assign its rights under this Sub-lease or encumber the Equipment or its rights under the Sub-lease in any manner whatsoever, unless such sublease or assignment is made to another wholly owned subsidiary of Lessee and only after the conditions of Section 7.3 of the Master Agreement have been satisfied.

9.                                      ASSIGNMENT OF THIS SUB-LEASE TO LESSOR

9.1                               The Lessee hereby assigns and transfers to the Lessor all of its right, title and interest in and to the Sub-lease.

10.                               MISCELLANEOUS

10.1                        The Lessee and the Sub-lessee shall, from time to time and at any time hereafter, execute such further assurances as may be reasonably necessary or desirable to give effect to the provisions hereof.

11.                               SEVERABILITY

11.1                        Wherever possible each provision of this Sub-lease shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Sub-lease shall be prohibited or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Sub-lease.

12.                               AMENDMENTS

12.1                        No amendment, modification or waiver of any of the provisions of this Sub-lease shall be binding upon the parties hereto except as expressly set forth in a writing duly signed and delivered on behalf of such parties.

13.                               COUNTERPARTS AND ARTICLE HEADINGS

13.1                        This Sub-lease may be executed in any number of counterparts, each of which shall be an original but such counterparts shall together constitute but one and the same instrument.  Delivery of an executed counterpart of a signature page to this Sub-lease by electronic or facsimile transmission shall be effective as delivery of a manually executed counterpart thereof.  The Article headings are inserted for convenience only and are not to be construed as part of this Sub-lease.

14.                               SUCCESSORS AND ASSIGNS

14.1                        This Sub-lease shall be binding upon and enure to the benefit of the Lessee and the Sub-lessee and their respective successors and permitted assigns, provided that the Sub-lessee may not assign any of its rights or transfer or purport to transfer any of its obligations hereunder without the express prior written consent and approval of the Lessor, unless such assignment or transfer is permitted pursuant to Section 8.1 of this Sub-lease.

15.                               GOVERNING LAW

15.1                        This Sub-lease shall be governed by and construed in accordance with the laws of the Province of British Columbia.

IN WITNESS WHEREOF the parties hereto have duly executed this Sub-lease as of the day and year first above written.

CATERPILLAR FINANCIAL SERVICES LIMITED

By:
Name:
Title:

TERRANE METALS CORP.

By:
Name:
Title:

THOMPSON CREEK METALS COMPANY INC.

By:
Name:
Title:

SCHEDULE A

Lease Contract No. •

SCHEDULE 4.1(e)

LESSEE’S FORECASTED PRODUCTION GUIDANCE FOR 2011

Delivered directly to the Lessor